UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-146200

PROSPECTUS

October 10, 2007

LEXARIA CORP.
A NEVADA CORPORATION

13,435,100 SHARES OF COMMON STOCK OF LEXARIA CORP.
_________________________________

This prospectus relates to the resale by certain selling stockholders of Lexaria Corp. of up to 13,435,100 shares of our common stock in connection with the resale of:

- up to 8,501,900 shares of our common stock which were issued in private placements on June 9, 2005, August 23, 2005, December 8, 2005, November 14, 2006, and July 24, 2007.

- up to 4,933,200 shares of our common stock which may be issued upon the exercise of 4,933,200 common share purchase warrants in connection with the private placements on November 14, 2006, and July 24, 2007.

The shares and warrants were, and the shares underlying the warrants will have been, acquired by the selling stockholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised that the selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "LXRA". On August 27, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $1.05.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering. We will however receive proceeds upon exercise of all share purchase warrants (assuming all share purchase warrants are exercised prior to expiry), which proceeds will be used for general working capital purposes.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is October 10, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

As used in this prospectus, the terms "we", "us" and "our" mean Lexaria Corp. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the State of Nevada on December 9, 2004. We are an exploration and development oil and gas company currently engaged in the exploration for and development of petroleum and natural gas in North America. We are currently generating revenues from our business operations in Mississippi and Oklahoma. We have acquired the right to explore the Strachan Hills oil and gas property in Alberta, Canada and assumed a working interest in the Owl Creek Prospect, Oklahoma and the Palmetto Point oil and gas property in Mississippi USA. Our detailed business plan is discussed herein.

Our principal executive and head office is located at Suite 604, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8. Our telephone number is (604) 602-1675.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 13,435,100 shares of our common stock. The shares were, and the shares underlying the warrants upon exercise thereof will have been, acquired by the selling stockholders in several private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "LXRA". Please see the Plan of Distribution section on page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 23,682,000 shares of our common stock issued and outstanding as at August 31, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The following information represents selected audited financial information of our company for the fiscal years ended October 31, 2006 and 2005 and selected unaudited financial information of our company for the nine month period ended July 31, 2007 and 2006.

The summarized financial data presented below is derived from and should be read in conjunction with our financial information included in this prospectus along with the section entitled "Management's Discussion and Analysis" beginning on page 33 of this prospectus.

	Year Ended October 31, 2006	Year Ended October 31, 2005	Nine Months Ended July 31, 2007
Revenue	$20,307	$Nil	$148,728
Net Loss for the Period	$508,257	$75,722	$1,763,749
Loss Per Share	$0.03	$0.01	$0.08

	As at October 31, 2006	As at October 31, 2005	As at July 31, 2007
Working Capital (Deficiency)	$(715,931)	$870,599	$(469,003)
Total Assets	$2,719,243	$1,100,513	$3,190,578
Total Number of Issued Shares of Common Stock	17,582,000	16,882,000	23,682,000

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are not the only ones facing our company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Associated with Business

We have a limited operating history with losses and we expect the losses to continue, which raises concerns about our ability to continue as a going concern.

We have generated minimal revenues since its inception and will, in all likelihood, continue to incur operating expenses with minimal revenues until it is able to successfully commercialize its exploration interests. Our business plan may require it to incur further exploration expenses on its projects. We may not be able to successfully commercialize its exploration interests or ever become profitable. These circumstances raise concerns about our ability to continue as a going concern.

We will require additional financing to develop existing exploration interests or acquire additional resource assets.

Because we have generated only minimal revenue from our business and cannot anticipate when we will be able to generate meaningful revenue from our business, we will need to raise additional funds to acquire, explore and develop oil and gas interests. We do not currently have sufficient financial resources to completely fund the development and production of our exploration interests. We currently do not have sufficient financial resources to fund the acquisition of additional exploration or development interests. We anticipate that we will need to raise further financing. We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our oil and gas interests and development plans. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing security-holders.

We may not be successful in our exploration for oil and gas.

We currently have only modest oil or gas reserves that are deemed proved, probable or possible pursuant to American standards of disclosure for oil and gas activities. We have participated in the drilling of one well in Alberta, Canada and also have participated in the drilling of wells in Mississippi and Oklahoma, USA.

There can be no assurance that our current or future drilling activities will be successful, and we cannot be sure that our overall drilling success rate or our production operations within a particular area will ever come to fruition, and if they do, will not decline over time. We may not recover all or any portion of our capital investment in the wells or the underlying leaseholds. Unsuccessful drilling activities would have a material adverse effect upon the our results of operations and financial condition. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including: (i) unexpected drilling conditions; (ii) pressure or irregularities in geological formation; (iii) equipment failures or accidents; (iv) adverse weather conditions; and (v) shortages or delays in the availability of drilling rigs and the delivery of equipment.

In addition, our exploration and development plans may be curtailed, delayed or cancelled as a result of lack of adequate capital and other factors, such as weather, compliance with governmental regulations, current and forecasted prices for oil and changes in the estimates of costs to complete the projects. We will continue to gather information about our exploration projects, and it is possible that additional information may cause our company to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

We may not be able to obtain all of the licenses necessary to operate our business.

Our operations require licenses and permits from various governmental authorities to drill wells and transport hydrocarbon fluids or gases. We believe that we hold, or will hold, all necessary licenses and permits under applicable laws and regulations for our operations and believe we will be able to comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits that may be required to maintain continued operations that economically justify the cost.

The exploration business is competitive.

We operate in the highly competitive area of oil and natural gas exploration and production. Many of our competitors have much greater financial and other resources than we possess. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry. In the exploration and production business, the availability of alternate fuel sources, the costs of our drilling program, the development of transportation systems to bring future production to the market and transportation costs of oil are factors that affect our ability to compete in the marketplace.

Estimates of oil and gas reserves are inherently forward-looking statements, subject to error, which could force us to curtail or cease our business operations.

We have minimal oil and gas reserves. Potential future estimates of oil and gas reserves are inherently forward-looking statements subject to error. Although estimates of reserves are made based on a high degree of assurance in the estimates at the time the estimates are made, unforeseen events and uncontrollable factors can have significant adverse impacts on the estimates. Actual conditions will inherently differ from estimates. The unforeseen adverse events and uncontrollable factors include but are not limited to: geologic uncertainties including unforeseen fracturing or faulting; oil and gas price fluctuations; fuel price increases; variations in exploration, production, and processing parameters; and adverse changes in environmental or resource laws and regulations. The timing and effects of variances from estimated values cannot be predicted.

The volatility of oil prices could adversely affect our results of operations.

The prices we will receive for any products we may produce and sell are likely to be subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and a variety of additional factors beyond our control. These factors include but are not limited to the condition of the worldwide economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere and the availability of alternate fuel sources. The prices for oil will affect:

1.	our revenues, cash flows and earnings;

2.	our ability to attract capital to finance our operations, and the cost of such capital;

3.	the profit or loss incurred in refining petroleum products; and

4.	the profit or loss incurred in our oil and gas exploration activities.

Operating hazards may adversely impact our oil and gas exploration activities.

Our exploration operations are subject to risks inherent in the exploration business, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our operations could be subject to a variety of additional operating risks such as earthquakes, mudslides, tsunamis and other effects associated with extensive rainfall or other adverse weather conditions.

Our operations could result in liabilities for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs or other environmental damages. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

Fuel price variability.

The cost of fuel can be a major variable in the cost of oil and gas exploration, one which is not necessarily included in the contract exploration prices obtained from contractors, but is passed on to the overall cost of operation. Although high fuel prices by historical standards have been used in making the reserve estimates included herein, future fuel prices and their impact are difficult to predict, but could force us to curtail or cease our business operations.

Changes in environmental regulations.

We believe that we currently complies with existing environmental laws and regulations affecting our operations. While there are no currently known proposed changes in these laws or regulations, significant changes have affected the industry in the past and additional changes may occur in the future.

Our operations are subject to environmental laws, regulations and rules promulgated from time to time by government. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain oil and gas industry operations, such as uncontrolled flaring, which could result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner that means stricter standards and enforcement. Fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies, directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations. We intend to comply with all environmental regulations in the United States and Canada.

The exploration, development and operation of oil and gas projects involve numerous uncertainties.

Oil and gas exploration and development projects typically require a number of years and significant expenditures during the development phase before production is possible. Exploration offers no guarantee, and no realistic ability to project a probability, of ever successfully discovering economically feasible ore resources or reserves.

Development projects are subject to the completion of successful production or development studies, issuance of necessary governmental permits and receipt of adequate financing. The economic feasibility of development projects is based on many factors such as:

1.	estimation of reserves;

2.	future oil and gas prices; and

3.	anticipated capital and operating costs of such projects.

Oil and gas development projects may have limited or no relevant operating history upon which to base estimates of future operating costs and capital requirements. Estimates of reserves and operating costs are based on geologic and engineering analyses.

Any of the following events, among others, could affect the profitability or economic feasibility of a project:

1.	unanticipated adverse geotechnical conditions;

2.	incorrect data on which engineering assumptions are made;

3.	costs of constructing and operating a field in a specific environment;

4.	availability and cost of transportation, processing and refining facilities;

5.	availability of economic sources of power;

6.	adequacy of water supply;

7.	adequate access to the site;

8.	unanticipated transportation costs;

9.	unexpected pollution or hazard costs;

10.

government regulations (including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation, as well as the costs of protection of the environment and agricultural lands);

11.	fluctuations in commodities prices; and

12.	accidents, labor actions and force majeure events.

Any of the above referenced events may necessitate significant capital outlays or delays, may materially and adversely affect the economics of a given property, or may cause material changes or delays in our intended exploration, development and production activities. Any of these results could force us to curtail or cease our business operations.

Oil and gas exploration is highly speculative, involves substantial expenditures, and is frequently non-productive.

Oil and gas exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored are ultimately developed into economically producing wells or fields. To the extent that we continue to be involved in oil and gas exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our oil and gas exploration efforts will be successful. The risks associated with oil and gas exploration include:

1.	the identification of potential hydrocarbon zones based on superficial analysis;

2.	the quality of our management, consultants and partners, and their geological and technical expertise; and

3.	the capital available for exploration and development.

Substantial expenditures are required to determine if a project has economically extractable oil and gas. Because of these uncertainties, our current and future exploration programs may not result in the discovery of reserves, the expansion of our existing reserves or the further development of our mines.

Oil and gas risks and insurance could have an adverse effect on our business.

Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing oil and gas properties, such as unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, cave-ins, changes in technology or production techniques, periodic interruptions because of inclement weather and industrial accidents. Although insurance may ameliorate some of these risks, such insurance may not always be available at economically feasible rates or in the future be adequate to cover the risks and potential liabilities associated with exploring, owning and operating its properties. Either of these events could cause us to curtail or cease our business operations.

If we are unable to recruit or retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

Our success depends in large part on the continued services of our executive officers, and third party relationships. We currently do not have key person insurance on these individuals. The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations and our stock price. It is also very important that we be able to attract and retain highly skilled personnel, including technical personnel, to accommodate our exploration plans and to replace personnel who leave. Competition for qualified personnel can be intense, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

We are not the "operator" of any of our oil and gas exploration interests, and so we are exposed to the risks of our third-party operators.

We rely on the expertise of our contracted third-party oil and gas exploration and development operators for their judgment, experience and advice. We can give no assurance that these third party operators will always act in our best interests, and we are exposed as a third party to their operations and actions in those properties and activities in which we are contractually bound.

Risks Associated with the Shares of the Corporation

Because we do not intend to pay any dividends on our shares, investors seeking dividend income or liquidity should not purchase our shares.

We have not declared or paid any dividends on our shares since inception, and do not anticipate paying any such dividends for the foreseeable future. Investors seeking dividend income or liquidity should not invest in our shares.

Because we can issue additional shares, purchasers of our shares may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 75,000,000 shares. The board of directors of our company have the authority to cause us to issue additional shares, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, our stockholders may experience more dilution in their ownership of our company in the future.

Other Risks

Because all of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against our management for misconduct and may not be able to enforce judgment and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" on pages 6 to 11, that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commissions' Public Reference Room at 100 F Street, NE,

Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 13,435,100 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Rule 903 of Regulation S, Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) of the Securities Act of 1933. For details of these private placements, see the section entitled "Selling Stockholders" on page 13 of this prospectus.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. We will, however, receive the proceeds upon the exercise of all the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry), which proceeds will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

We have been advised that the selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "LXRA". On August 24, 2007 the closing bid price for one share of our common stock on the OTC Bulletin Board was $1.05.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, receive the proceeds upon the exercise of all the share purchase warrants (assuming all share purchase warrants are exercised prior to expiry), which proceeds will be used for general working capital purposes. We will incur all costs associated with this registration statement and prospectus.

DILUTION

The common stock to be sold by the selling stockholders consists of 13,435,100 common shares, 8,501,900 common shares of which are currently issued and outstanding and 4,933,200 common shares of which may be issued upon the exercise of 4,933,200 common share purchase warrants. Accordingly, there will be no material dilution to our existing shareholders.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock registered pursuant to this prospectus. Because the selling stockholders may offer all or only some portion of the 13,435,100 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of August 31, 2007 and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

None of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Lexaria Corp.	Common Shares owned by the Selling Stockholder(1)	Number of Shares Registered	Number of Registrable Shares Issuable upon exercise of the Common Share Purchase Warrants(1)	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(2)
				# of Shares	% of Class
658111 BC Ltd.(3)	500,000	175,000	Nil	325,000	1.37%
Baybak, Michael	200,000	100,000	100,000	0	0.00%
Bishop, Robert	100,000	35,000	Nil	65,000	0.27%
Braun, Garth	1,200,000	480,000	200,000	520,000	2.20%
Braun, Katrin	800,000	325,000	150,000	325,000	1.37%
Bridge Mining Ltd. (4)	100,000	35,000	Nil	65,000	*
Bunka, Morgan	756,000	279,600	50,000	426,400	1.80%
Cabianca, Marc	500,000	175,000	Nil	325,000	1.37%
Cardey, Darryl	700,000	245,000	Nil	455,000	1.92%
Cyrus Capital Ltd. (5)	600,000	300,000	300,000	0	*
Dougans, Chris	420,000	162,000	50,000	208,000	*
Dougans, Gillian	500,000	175,000	Nil	325,000	1.37%
Fairwood Ventures Inc. (6)	100,000	35,000	Nil	65,000	*
Falstaff Holdings Ltd. (7)	50,000	17,500	Nil	32,500	*
Farzan, Yair	20,000	7,000	Nil	13,000	*
Fisher, Glynn	200,000	100,000	100,000	0	*
Fountain Capital Corp. Ltd. (8)	1,100,000	385,000	Nil	715,000	3.02%
GHL Financial Services Ltd. (9)	250,000	87,500	Nil	162,500	*
Gray, Stewart	1,800,000	280,000	500,000	1,020,000	4.31%
Jenks, Ben	2,333,600	1,166,800	1,166,800	0	*
Jenks, Gladys	550,000	192,500	Nil	357,500	1.51%
Khan, Sophia	20,000	7,000	Nil	13,000	*
Lanesborough Balfour Trust(10)	2,000,000	1,000,000	1,000,000	0	*
Lee, Peter	150,000	52,500	Nil	97,500	*
Libreville Company Ltd. S.A. (11)	1,000,000	350,000	Nil	650,000	2.74%
Linder, Neil	200,000	100,000	100,000	0	*

Name of Selling Stockholder and Position, Office or Material Relationship with Lexaria Corp.	Common Shares owned by the Selling Stockholder(1)	Number of Shares Registered	Number of Registrable Shares Issuable upon exercise of the Common Share Purchase Warrants(1)	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (2)
				# of Shares	% of Class
Loeber, Vance	100,000	35,000	Nil	65,000	*
Lupick, Darryl	46,000	16,100	Nil	29,900	*
Martin, Georgina	50,000(21)	17,500	Nil	32,500	*
Moore, Graham	100,000	50,000	50,000	0	*
Paladin Capital Management (12)	350,000	122,500	Nil	227,500	*
Petkau, Don	200,000	100,000	100,000	0	*
Randhawa, Dev	200,000	70,000	Nil	130,000	*
Rees, Diane	50,000	50,000	Nil	0	*
Reese, Al	200,000	100,000	100,000	0	*
Sharma, Hari	500,000	175,000	Nil	325,000	1.37%
Shull, Audra	100,000	35,000	Nil	65,000	*
Shull, Patricia	300,000	105,000	Nil	195,000	*
Solc, Deborah-Lynne	500,000	175,000	Nil	325,000	1.37%
Solc, Robert	500,000	175,000	Nil	325,000	1.37%
Titan Investments (13)	200,000	100,000	100,000	0	*
Venture Capital Asset Management Ltd. (14)	1,632,800	816,400	816,400	0	*
Westbrook, Glen, In Trust for Kaylia Westbrook and Riley Westbrook	100,000	50,000	50,000	0	*
Yan, Joanne	20,000	7,000	Nil	13,000	*
Yan, Li Ying	100,000	35,000	Nil	65,000	*
Totals	21,398,400	8,501,900	4,933,200	7,963,300	33.63%

*	Less than 1%

(1)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(2)	Assumes all of the shares of common stock offered are sold. Based on 23,682,000 common shares issued and outstanding on August 31, 2007.

(3)	Leo Shull exercises dispositive and voting power with respect to the shares of common stock that 658111 BC Ltd. owns.

(4)	Ernst Pernet exercises dispositive and voting power with respect to the shares of common stock that Bridge Mining Ltd. owns.

(5)	Anthony Dupuch exercises dispositive and voting power with respect to the shares of common stock that Cyrus Capital Ltd. owns.

(6)	Hari Sharma exercises dispositive and voting power with respect to the shares of common stock that Fairwood Ventures Inc. owns.

(7)	David K Fraser exercises dispositive and voting power with respect to the shares of common stock that Falstaff Holdings Ltd. owns.

(8)	Gladys Jenks exercises dispositive and voting power with respect to the shares of common stock that Fountain Capital Corp. Ltd. owns.

(9)	Grant Gordon exercises dispositive and voting power with respect to the shares of common stock that GHL Financial Services Ltd. owns.

(10)	Trustee Dr. Stanley Mah exercises dispositive and voting power with respect to the shares of common stock that Lanesborough Balfour Trust owns.

(11)	Julio A. Quijano B exercises dispositive and voting power with respect to the shares of common stock that Libreville Company Ltd. S.A. owns.

(12)	Otilia Montano, Otilia Chen and Otilia Rodriguez exercise dispositive and voting power with respect to the shares of common stock that Paladin Capital Management owns.

(13)	Don Chaquera exercises dispositive and voting power with respect to the shares of common stock that Titan Investments owns.

(14)	Liild Huaklas, the manager of Venture Capital Asset Management Ltd, exercises dispositive and voting power with respect to the shares of common stock that Venture Capital Asset Management Ltd. owns.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock registered pursuant to this prospectus on any market upon which the common stock may be quoted (currently the OTC Bulletin Board) in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions; and

(f)	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

Our transfer agent and registrar for our common stock is the Nevada Agency and Trust Company. Their address is 880-50 West Liberty Street, Reno, Nevada, 89501. Their telephone number is (775) 322-0626. Their facsimile number is (775) 322-5623.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. As of August 31, 2007, our directors and executive officers, their ages, positions held, and duration as such, were as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
Christopher Bunka	Director, Chairman of the Board President, CEO CFO	46	October 26, 2006 February 14, 2007
Leonard MacMillan	Director VP of Corporate Development	58	December 10, 2004 October 26, 2006

BUSINESS EXPERIENCE

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee of our company and our wholly-owned subsidiary, indicating the person's principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Christopher Bunka

Mr. Bunka has served as our director, chairman, president and CEO since October 26, 2006. On February 14, 2007, he was appointed as CFO of our company.

Mr. Bunka has devoted approximately 40% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required. Mr. Bunka’s education included participation in an MBA program, specializing in Finance.

Since 1988, Mr. Bunka has been the CEO of CAB Financial Services Ltd., a private holding Corporation located in Kelowna, Canada. He is a venture capitalist and corporate consultant. He is also a business commentator and has provided business updates to Vancouver radio station, CKWX, from 1998 to present. He has also written business and investment articles published in various North American publications.

Mr. Bunka is also the CEO, CFO and Chairman of the board of directors of Golden Aria Corp. (“Golden Aria”), (symbol GARA-OTC). Golden Aria is a natural resources exploration and development corporation.

From 1999 to 2002, Mr. Bunka was the President and CEO of Secure Enterprise Solutions (symbol SETP-OTC) (formerly Newsgurus.com, symbol NGUR-OTC). Secure Enterprise Solutions subsequently changed its name to Edgetech Services and trades on the OTC with the symbol EDGH. Newsgurus.com was a web-based media corporation. Secure Enterprise Solutions moved into Internet-based computer security products and services and was subsequently purchased by Edgetech Services.

Leonard MacMillan

Mr. MacMillan has been a director of our company since December 10, 2004. From December 10, 2004 to October 26, 2006, he also served as President of our company. He is currently Vice-President of Corporate Development and has served in this position since October 26, 2006.

Mr. MacMillan has devoted approximately 25% of his professional time to the business and intends to continue to devote this amount of time in the future, or more as required.

Mr. MacMillan was educated in Vancouver, Switzerland and Belgium. His primary education is in the field of marketing, corporate finance and communications.

Mr. MacMillan is an experienced businessman with over 20 years of experience in providing solutions to complex financial marketing and communications to early stage private and public companies. Mr. MacMillan has worked in a variety of business sectors, assisting in the raising of growth capital through a network of high net-worth individuals, investment bankers and brokerage firms throughout Canada, USA Europe and Asia.

Mr. MacMillan works closely with management and directors to achieve the financial access necessary for our company to realize the success of our business model. Mr. MacMillan has operated as principal, director and or managing director of Leonard MacMillan & Associates, Lentec Capital Corporation and Resources Management Associates.

Since April, 2004 he has been the CFO/Secretary and director of Trend Technology Corporation a mineral exploration Corporation that began trading on the OTCBB July 25, 2006, symbol “TRET”. On February 12, 2007 Mr. MacMillan became the sole director, President and Chief Executive Officer.

Committees of the Board

All proceedings of our board of directors are conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to the corporate laws of the State of Nevada and the bylaws of our company, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes that the functions of such committees can be adequately performed by the board of directors.

Our company does not have any defined policy or procedure requirements for stockholders to submit recommendations or nominations for directors. The board of directors believes that, given the early stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our company does not currently have any specific or minimum criteria for the election of nominees to the board of directors and we do not have any specific process or procedure for evaluating such nominees. The board of directors assesses all candidates, whether submitted by management or stockholders, and makes recommendations for election or appointment.

A stockholder who wishes to communicate with our board of directors may do so by directing a written request addressed to our Chief Executive Officer, at the address appearing on the first page of this prospectus.

Audit Committee Financial Expert

Our board of directors has determined that we do not have a board member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Exchange Act and as defined by Rule 4200(a)(14) of the NASD Rules.

We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because our company believes that the functions of an audit committees can be adequately performed by our board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

Code of Ethics

We have adopted a code of ethics in compliance with Item 406 of Regulation S-B that applies our chief executive officer, chief financial officer, principal accounting officer or controller, or persons performing similar functions. We undertake to provide by mail to any person without charge, upon request, a copy of such code of ethics if and when we receive the request in writing by mail to: Lexaria Corp., #604 – 700 West Pender Street, Vancouver, British Columbia, Canada V6V 1G8.

Family Relationships

There are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining,

barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned on August 24, 2007 for (i) each shareholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. As of August 24, 2007, we had approximately 23,682,000 shares of common stock issues and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Garth Braun	1,200,000(2)	5.07%
Christopher Bunka(3) 5774 Deadpine Drive, Kelowna BC Canada	3,533,600 (4)	14.92%
Stewart Gray 980 Skeena Drive, Kelowna BC Canada	1,800,000 (5)	7.60%
Ben Jenks 198 Strickland Street, Nanaimo BC Canada	2,333,600 (6)	9.85%
Lanesborough Balfour Trust 501-280 Nelson St Vancouver BC Canada	2,000,000 (7)	8.45%
Leonard MacMillan(8) 1220 Rosecrans Street, #139, San Diego CA 92106	450,000 (9)	1.90%
Venture Capital Asset Management Ltd. Im Alten Riet 22, 9494 Schaan, Liechtenstein	1,632,800 (10)	6.89%
Directors and Executive Officers as a Group (2 persons)	3,983,600	16.82%

(1)

Based on 23,682,000 shares of common stock issued and outstanding as of August 24, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	This figure includes 1,000,000 common shares and 200,000 share purchase warrants.

(3)	Mr. Bunka has been a director, Chairman of the Board, President, CEO of the Corporation since October 26, 2006. On February 14, 2007, he was appointed as CFO of the Corporation

(4)	This figure includes 1,966,800 Common Shares; 1,166,800 share purchase warrants; and 400,000 incentive stock options.

(5)	This figure includes 1,300,000 common shares and 500,000 share purchase warrants.

(6)	This figure includes 1,166,800 common shares and 1,166,800 share purchase warrants.

(7)	This figure includes 1,000,000 common shares and 1,000,000 share purchase warrants.

(8)

Mr. MacMillan has been a director of the Corporation since December 10, 2004. From December 10, 2004 to October 26, 2006, he also served as President of the Corporation. He is currently Vice President of Corporate Development since October 26, 2006.

(9)	This figure includes 250,000 Common shares and 200,000 incentive stock options.

(10)	This figure includes 816,400 common shares and 816,400 share purchase warrants.

Changes in Control

We are unaware of any contract or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 75,000,000 shares of common stock with a par value of $0.001. As at August 24, 2007 we had 23,682,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Clark Wilson LLP, of 800 – 885 West Georgia Street, Vancouver, British Columbia, Canada, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 14, 2006, Vellmer & Chang, Certified Public Accountants, were engaged to provide Auditors' Reports on the annual financial statements of our company for the fiscal year end 2006, and to conduct review engagements on our non-annual quarterly financial statements on an ongoing basis thereafter. The change of accountant was approved by majority consent of our board of directors. At the same meeting, our board of directors approved the resignation of Staley, Okada & Partners as our independent registered public accounting firm effective immediately. There were no disagreements between us and Staley, Okada & Partners, whether resolved or not resolved, on any matter of accounting principles or practices, financial statements disclosures or auditing scope and procedures, which would cause them to make reference to the subject matter of a disagreement in connection with their report from our inception to October 31, 2005 or in any subsequent interim period through September 14, 2006. The former accountant’s report on our financial statements does not contain any adverse opinions or disclaimers of opinions and is not qualified or modified as to uncertainty, auditing scope or accounting principles, except that the auditor's report was modified for an uncertainty regarding the ability of our company to continue as a going concern.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in our company or subsidiary. Nor was any such person connected with our company or subsidiary as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of our company included in this prospectus have been audited by Vellmer & Chang, Certified Public Accountants, of 505-815 Hornby Street, Vancouver, B.C., to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, of 800-885 West Georgia Street, Vancouver, British Columbia, Canada has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION'S POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The General Corporate Law of Nevada empowers a company incorporated in Nevada, such as our company, to indemnify its directors and officers under certain circumstances.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve material misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Our Bylaws provide that no officer or director shall be personally liable for any obligations of our company or for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. Our Bylaws also state that we will indemnify and hold harmless each person and their heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of their having heretofore or hereafter been a director or officer, or by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him or her as a director or officer. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Nevada; provided, however, that no such persons shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his (or her) own negligence or wilful misconduct. Our Bylaws also provide that we, our directors, officers, employees and agents will be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

General

We were incorporated in the State of Nevada on December 9, 2004. We are an exploration and development oil and gas company currently engaged in the exploration for and development of petroleum and natural gas in North America.

We maintain our statutory registered agent's office and our business office at Business First Formations, Inc. 3702 South Virginia Street, Suite G12-401, Reno, Nevada 89509-6030. Our telephone number is (755) 825-5338. Our business offices are leased from Business First Formations Inc. on a month-to-month basis and our monthly rental is $0.

We maintain our principal executive offices at Suite 604, 700 West Pender Street, Vancouver British Columbia V6C 1G8. Our telephone number is (604) 602-1675. We rent our principal executive offices on a month to month basis from Hurricane Corporate Services at $770 per month, commencing the 1st day of April 18, 2006. Our executive offices are comprised of one office and we share reception and boardroom facilities. Management does not believe that our office space will need to be expanded during 2007.

On June 21, 2007, we acquired an assignment of a 10% gross working interest in an Area of Mutual Interest (AMI) formerly held by Brinx Resources Ltd, a non-related company, in up to 50 oil & gas wells to be drilled, and any future development prospects thereof associated, located in Mississippi, USA. Interests in seven wells previously drilled under the conditions of the AMI remain the property of Brinx Resources Ltd. and we are not a party to Brinx’s interest in these wells, while the right to assume the 10% gross working interest in the remaining 43 wells and any future development prospects thereof, now belongs to our company. Because we already had a 40% gross working interest in this AMI, as a result of this transaction, we will from this date forward have a 50% gross working interest in the AMI.

On June 23, 2007, we acquired an assignment of a 10% gross working interest in 12 previously drilled oil & gas wells and any future development prospects thereof, formerly held by 0743868 BC Ltd, a non-related company. Since we had a 20% gross working interest in these same 12 oil & gas wells and development prospects, as a result of this transaction we will from this date forward have a 30% gross working interest in the 12 oil & gas wells and development prospects. We are obligated to make cash payments of US$520,000 over approximately a one-year period to complete this transaction ($100,000 paid as of August 24, 2007).

Our Oil & Gas Projects

Strachan Project - Alberta, Canada

On September 23, 2005, we entered into an agreement (the "Strachan Participation and Farmout Agreement") with Odin Capital Inc. ("Odin") to participate in a 4% share of the costs of drilling a test well into the Leduc formation located 80 miles northwest of Calgary, Alberta, Canada. We earlier paid $218,739 for the 4% interest in the test well (before payout), which reduces to a 2% interest (after payout).

Odin of Calgary, Alberta, with whom we entered into this Agreement, is a Canadian exploration finance company that arranges all aspects of identifying, financing, exploring and drilling properties. The operator of the earning well is Rosetta Exploration Inc. of Calgary, Alberta.

Background

The Strachan project is an agreement to participate in the drilling of a potential natural gas well in a prospective property discovered in the Deep Basin along the edge of the Alberta foothills belt, approximately 80 miles northwest of Calgary, Alberta.

The Strachan gas pool was discovered 35 years ago. However, there were no new discoveries in the region until, in November 2004, Shell Oil announced a new Leduc Pool discovery at Ricinus with a potential of one trillion cubic feet of natural gas reserves.

The Strachan prospect is 12 miles northeast of the Shell Oil discovery in the same part of the Deep Basin. The potential for this prospect is based on newly developed, highly technical three-dimensional seismic programs that shed new light on identifying deeply buried full height and partial height pinnacle reefs.

History

The original Strachan Leduc discovery well was drilled in October 1967 by a junior oil company called Stampede Oil. Six gas wells were drilled in this major gas pool with significant production rates that filled the maximum capacity of the nearby Strachan gas plant at 250mmcf per day. However, over the ensuing decades, production has now dwindled to where currently only minimal residual gas production is pipelined to what is now an underutilized Strachan gas plant.

After 20 years, key wells had cumulative production of between 150 to 225 billion cubic feet of natural gas each. To date, 962 billion cubic feet of natural gas reserves have been recovered and currently only minimal residual gas production is pipelined to what is now an underutilized Strachan gas plant.

The principal terms of the Odin Farmout Agreement are as follows:

  Odin will drill to the contract depth, which is a depth sufficient to penetrate thirty (30) metres into the Leduc formation, or a depth of 4,050 metres, whichever shall be the lesser, which describes the earning well and which, upon completion, in accordance with the Odin Farmout Agreement, results in our company earning its interest in the Farmout Lands set out below.

FARMOUT LANDS

Title Documents	Lands	Farmee's Earned WI* and Owned WI	Encumbrances
Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 9 Natural Gas in the Leduc	4.000%BPO 2.000%APO	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only) 4) 12% ORR to Rosetta convertible at payout
Crown P&NG Lease No. 0604120298	Twp. 38 Rge. 9 W5M Sec 9 P&NG below the base of the Mannville excluding natural gas in the Leduc	2.000%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only)
Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 10 P&NG below base Shunda	1.600%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only)

Crown P&NG Licence No. 5596020176	Twp. 38 Rge. 9 W5M Sec 15 & 16 P&NG below base Shunda	1.289%	1) Crown S/S 2) 3.5% NCGORR to Calgary International Energy 3) *5.0% NCGORR to Northrock and TKE (APO only)

*Contingent on Farmor earning under the Northrock Farmout Agreement.

  If the well is successful and we participate in the Earning Well, then we shall also pay our share of the costs and expenses to equip the Earning Well to place the well in production.

Current Status of the Strachan Project

The Strachan Well has been drilled to a total depth of 13,650 feet. Preliminary results indicate the presence of a potential Devonian gas well.

The operator has informed us that it decided to complete the potential gas well by inserting a casing into the total depth of the well. The casing is now completed and a production test program for this well is expected to be run. If the results of the tests are positive, this well can be tied into a nearby gas sales pipeline, which is connected to an existing gas plant.

During the drilling process, the operator of this potential gas well encountered extremely high pressures of up to 10,000 pounds per square inch in several zones. The decision to case the well prior to testing was based on the factors associated with running logging tools in a well with such extremely high pressures.

It has been determined by the technical team that a testing program is needed which involves specialized high-penetration, low-diameter guns from the USA to determine the potential of any reserves. The operator, Rosetta Exploration, was purchased by a third party in 2006 and a decision will be made in 2007 on whether they will continue to participate. Odin Capital, Inc., the Farm Out partner for our company, has taken formal steps to take over the completion of the well under the provisions of the agreement. We will decide whether or how to participate in the completion of the well based upon the best information available at that time.

Project Structure

In participating in the Strachan prospect, we receive the benefit of the operator's expenditures to date in this area, including land costs, 3-dimensional seismic costs, pipeline costs to the Strachan gas plant and the intangible value of their exploration team.

We have acquired a 4% interest in the property for accumulated payments of $405,407. For this 4% interest, we have earned the following:

  A 2.0% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation.

  A 4.0% interest in the natural gas in the Leduc formation before payout subject to payment of the Overrriding Royalty which is convertible upon payout at royalty owners option to 50% of Farmee's Interest.

  A 1.6% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M.

  A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base of the deepest formation penetrated.

Palmetto Point Drilling Project - Mississippi

We have entered into a drilling program agreement with Griffin & Griffin Exploration, L.L.C. ("Griffin") dated December 21, 2005, whereby we acquired a 20% gross working interest in a 10-well drilling program (the "Drilling Program"), that was carried out at Palmetto Point, Mississippi.

The total operational and overhead costs for the 100% interest in the 10-well Drilling Program were US$3,500,000. We have paid US$700,000 to Griffin, which represents the full cost of our 20% gross working and revenue interest in the Drilling Program. Griffin has agreed that the leases held by it covering any mineral estate underlying the applicable well site acreage shall not provide for more than twenty-five (25%) percent of eight-eighths (8/8) royalty and overriding royalty interest.

Percentage Interest after Completion per Operating Agreement:

After the payment of all operating expenses as required by the Operating Agreement that we have entered into with Griffin, dated January 5, 2006 (completed):

(i) Griffin's working interest will be 15%; and

(ii) Lexaria's working interest will be 17%.

The Griffin Agreement provides that Griffin will:

  hold defensible title to the oil, gas and mineral leasehold estate covering the prospect;

  obtain and deliver to us a drill site title opinion, which shall be addressed to Griffin covering the applicable well site acreage and indicating that the title to interests to be acquired by us hereunder is of a nature that is customarily relied upon by a reasonable person engaged in activities similar to those contemplated by the Drilling Program; and

  obtain from the applicable government authority all necessary licenses and permits.

Griffin will conduct the Drilling Program in its capacity as Operator. This will consist of the drilling, logging, testing, completing and equipping for production (or if applicable, the plugging and abandonment) of ten wells. Griffin will drill to a subsurface depth equal to such depth as is necessary to penetrate the sands of the Frio Geological Formation ("Frio") identified as prospectively productive of oil and/or gas. Griffin has drilled, owned or operated more than 100 Frio wells in the region.

The Griffin operating management team consists of William K. Griffin III, President and CEO, with over 30 years of extensive experience in the development of oil and gas in south-western Mississippi; John Andrew Griffin, Vice President, who oversees all day-to-day operations related to land, geology and geophysics; and S. Pittman Calhoun, Chief Geophysicist, with over 30 years of experience as a seismic interpreter, including 3-D interpretation, who has been responsible for over 35 field discoveries.

In its exploration of the Frio at Palmetto Point, Mississippi, Griffin has utilized seismic "bright spot" technology, a technology providing a tool to identify gas reservoirs and to delineate the reservoir geometry and limits. Utilizing this technology has improved reserve estimates and the geologic success ratio that has made the Frio an economical and predictable reservoir.

The Frio in the area of Southwest Mississippi and North-Central Louisiana is a very complex series of sands representing marine transgressions and regression and therefore the presence of varying depositional environments. Structurally, the Frio gas accumulations are a function of local structure and/or structural nose formed as a result of differential compaction features. However, stratigraphic termination also plays a role in most Frio accumulations.

The stratigraphy is so complex that seismic Hydrocarbon Indicator evaluations are the only viable exploratory tool for the Frio play.

The economic benefits of Frio wells are that they typically enjoy low exploration costs, few Frio wells fail to find gas or oil, and gas occurs at shallower depths. Frio wells have minimal completion costs.

Subsequent to the initial 10-well drill program, we have also purchased a 20% gross interest in two additional wells previously drilled by Griffin & Griffin in Mississippi for $140,000; and have additionally entered an agreement to participate as to a 40% gross interest in up to an additional 50 wells, which have been defined as an Area of Mutual Interest (AMI). We subsequently increased our gross interests in these properties, so that we currently hold a 30% interest in the first 12 wells (drilled); a 45% gross interest in the next 7 wells (drilled); and a 50% gross interest in the next 43 wells (only one drilled) as of August 24, 2007.

Project - Papua New Guinea

On February 3, 2005, we made application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua, New Guinea. The area sought in the application is in the Papuan Foreland Basin and contains 37 graticular blocks in the Darai Plateau. The Darai Plateau extends northwards to within 15km of the producing Kutubu Oil Fields.

There are several applicants for APPL 264. If our application had been successful, we could have been required to complete work programs with benchmarks over years 1 & 2 totaling $1,000,000; years 3 & 4 totaling $10,500,000; and years 4 & 6 totaling $6,500,000. If our application is not successful, we will concentrate our continuing efforts on oil and gas exploration in North America.

Since more than two years has passed since our application and we have not had success in being awarded this license, we have written off the application costs of $40,439 as we anticipate that our application will not be successful. There have been no additional developments regarding this application and we consider this opportunity to have passed.

Competitive Factors

The petroleum industry is competitive in all its phases. We compete with numerous other participants in the search for and the acquisition of oil and natural gas properties, and in the marketing of oil and natural gas. Our competitors include oil and natural gas companies that have substantially greater financial resources, staff and facilities than ours. Our ability to obtain or increase reserves in the future will depend not only on our ability to explore and develop our present properties, but also on our ability to select and acquire suitable producing properties or prospects for exploratory drilling. Competitive factors in the distribution and marketing of oil and natural gas include price and methods and reliability of delivery.

Governmental Regulations

Oil and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government that may be amended from time to time. (See "Industry Conditions".) Our operations may require licenses from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to carry out exploration and development on its projects.

The Federal Energy Regulatory Commission ("FERC") regulates interstate natural gas transportation rates and service conditions, which affect the marketing of natural gas produced by us, as well as the revenues received by us for sales of such production. Since the mid-1980's FERC has issued a series of orders that have significantly altered the marketing and transportation of natural gas. These orders mandate a fundamental restructuring of interstate pipeline sales and transportation service, including the unbundling by interstate pipelines of the sale, transportation, storage and other components of the city gate sales services such pipelines previously performed. One of FERC's purposes in issuing the orders was to increase competition within all phases of the natural gas industry. Certain aspects of these orders may be modified as a result of various appeals and related proceedings and it is difficult to predict the ultimate impact of the orders on us. Generally, the orders eliminate or substantially reduce the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation service, and have substantially increased competition and volatility in natural gas markets.

The price that we might receive for the sale of oil and natural gas liquids would be affected by the cost of transporting products to markets. FERC has implemented regulations establishing an indexing system for transportation rates for oil pipelines, which would generally index such rates to inflation, subject to certain conditions and limitations. We are not able to predict with certainty the effect, if any, of these regulations on any future operations. However, the regulations may increase transportation costs or reduce wellhead prices for oil and natural gas liquids.

In the United States we are subject to federal, state and local governmental regulation that affects businesses generally, and the specific regulations that pertain to companies with a class of securities registered under the United States Securities and Exchange Act of 1934, as amended.

Our oil and gas operations in Canada are subject to various federal and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been incurred in relation to the results of operations of our company, although we anticipate incurring such expenses as our drilling operations proceed. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

In Papua New Guinea, if we were to be successful in obtaining the license for which we have applied, the properties over which we would hold our licenses would be subject to a 22.5% back-in participation right in favor of the government, which the government could exercise upon payment of 22.5% of the expenses incurred in the development of the property. This back-in interest includes a 2% of revenue royalty payment to indigenous groups, which is only payable if the government exercises its back-in right. We have not been awarded an exploration license and do not at this time expect we will be awarded such license.

Mississippi Taxation

According to the Mississippi State Tax Commission, we are subject to state severance and maintenance oil and gas taxes, as follows:

6% of gross receipts per well (severance tax); and

1/2% per MCF of production (maintenance tax.

Kyoto Protocol

Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nationwide emissions of carbon dioxide, methane, nitrous oxide and other so-called "greenhouse gases". Our exploration and production facilities and other operations and activities may emit a small amount of greenhouse gases, which may subject our company to legislation regulating emissions of greenhouse gases. The Government of Canada has put forward a Climate Change Plan for Canada which suggests further legislation will set greenhouse gases emission reduction requirements for various industrial activities, including oil and gas exploration and production. Future federal legislation, together with provincial emission reduction requirements such as those proposed in Alberta's Bill 37: Climate Change and Emissions Management, may require the reduction of emissions or emissions intensity produced by a corporation's operations and facilities. The direct or indirect costs of these regulations may adversely affect the business of our company.

Environmental Law

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, provincial and local laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and natural gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants in the air, soil or water may give rise to liabilities to governments and third parties and may require our company to incur costs to remedy such discharge. Although we will strive to maintain material compliance with current applicable environmental regulations, no assurance can be given that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development or exploration activities or otherwise adversely affect our financial condition, results of operations or prospects. (See "Industry Conditions".)

Environmental Regulation

The oil and natural gas industry is currently subject to environmental regulations pursuant to a variety of provincial and federal legislation. Such legislation provides for restrictions and prohibitions on the release or emission of various substances produced in association with certain oil and gas industry operations. In addition, such legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. Compliance with such legislation can require significant expenditures and a breach of such requirements may result in suspension or revocation of necessary licenses and authorizations, civil liability for pollution damage and the imposition of material fines and penalties.

Environmental legislation in Alberta has been consolidated into the Alberta Environmental Protection and Enhancement Act (the "APEA"), which came into force on September 1, 1993. The APEA imposes stricter environmental standards, requires more stringent compliance, reporting and monitoring obligations and significantly increases penalties. We anticipate making increased expenditures of both a capital and an expense nature as a result of the increasingly stringent laws relating to the protection of the environment and will be taking such steps as required to ensure compliance with the APEA and similar legislation in other jurisdictions in which we operate. We believe that we are in material compliance with applicable environmental laws and regulations. We also believe that the trend towards stricter standards in environmental legislation and regulation will continue.

The Mississippi State Oil and Gas Board (the "MSOGB") has primary regulatory authority over the drilling and operation of all oil, gas and injection wells drilled below the base of the underground source of drinking water. The responsibility of the MSOGB includes the issuance of permits to drill, work-over or change operator. The MSOGB monitors compliance with all reporting requirements including monthly production/injection reports and required NORM surveys. The MSOGB issues grants of authority to transport product. It also oversees financial responsibility requirements and the routine inspection of wells for compliance to all Board Rules and Regulations. The MSOGB also monitors spill reports and H2S contingency plans. We intend to comply with all required regulations within the State of Mississippi.

Industry Conditions

The oil and natural gas industry is subject to extensive controls and regulations governing its operations (including land tenure, exploration, development, production, refining, transportation and marketing) imposed by legislation enacted by various levels of government and with respect to pricing and taxation of oil and natural gas, by agreements among the governments of Canada and Alberta, which should be carefully considered by investors in the oil and gas industry. It is not expected that any of these controls or regulations will affect our operations in a manner materially different than they would affect other oil and gas companies of similar size. All current legislation is a matter of public record and we are unable to predict what additional legislation or amendments may be enacted. Outlined below are some of the principal aspects of legislation, regulations and agreements governing the oil and gas industry.

Pricing and Marketing - Oil and Natural Gas

The price of oil is determined by negotiation between buyers and sellers. Such price depends in part on oil quality, prices of competing oils, distance to market, the value of refined products and the supply/ demand balance. Oil exporters are also entitled to enter into export contracts with terms not exceeding one year in the case of light crude oil and two years in the case of heavy crude oil, provided that an order approving such export has been obtained from the National Energy Board of Canada (the "NEB"). Any oil export to be made pursuant to a contract of longer duration (to a maximum of 25 years) requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council.

The price of natural gas is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada. Exporters are free to negotiate prices with purchasers, provided that the export contracts must continue to meet certain other criteria prescribed by the NEB and the Government of Canada. Natural gas exports for a term of less than 2 years or for a term of 2 to 20 years (in quantities of not more than 30,000 m3/day) must be made pursuant to a NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issuance of such license requires the approval of the Governor in Council.

The government of Alberta also regulates the volume of natural gas that may be removed for consumption elsewhere based on such factors as reserve ability, transportation arrangements and market considerations.

The North American Free Trade Agreement

The North American Free Trade Agreement ("NAFTA") among the governments of Canada, United States of America and Mexico became effective on January 1, 1994. NAFTA carries forward most of the material energy terms that are contained in the Canada-United States Free Trade Agreement. Canada continues to remain free to determine whether exports of energy resources to the United States or Mexico will be allowed, provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to domestic use (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports.

Provincial Royalties and Incentives

In addition to federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil, natural gas liquids, sulphur and natural gas production. Royalties payable on production from lands other than Alberta government lands are determined by negotiations between the mineral owner and the lessee, although production from such lands is subject to certain provincial taxes and royalties. Alberta government royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production. The rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

From time to time the governments of the western Canadian provinces create incentive programs for exploration and development. Such programs often provide for royalty rate reductions, royalty holidays and tax credits, and are generally introduced when commodity prices are low. The programs are designed to encourage exploration and development activity by improving earnings and cash flow within the industry.

Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing oil reserves in Alberta. Oil produced from horizontal extensions commenced at least 5 years after the well was originally spudded may also qualify for a royalty reduction. A 24-month, 8,000 m3 exemption is available to production from a well that has not produced for a 12 month period, if resuming production after February 1, 1993. As well, oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992 is entitled to a 12 month royalty exemption (to a maximum of $1 million). Oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

The Alberta government has also introduced a Third Tier Royalty with a base rate of 10% and a rate cap of 25% for oil pools discovered after September 30, 1992. The new oil royalty reserved to the Alberta government has a base rate of 10% and a rate cap of 30%. The old oil royalty reserved to the Alberta government has a base rate of 10% and a rate cap of 35%.

In Alberta, the royalty reserved to the Alberta government in respect of natural gas production, subject to various incentives, is between 15% and 30%, in the case of new gas, and between 15% and 35%, in the case of old gas, depending upon a prescribed reference or corporate average price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 31, 1985 and before June 1, 1988 is eligible for a royalty exemption for a period of 12 months, up to a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

In Alberta, a producer of oil or natural gas is entitled to a credit against the royalties payable to the Alberta government by virtue of the ARTC program. The ARTC rate is based on a price sensitive formula and the ARTC rate varies between 75% at prices at and below $100 per m3 and 25% at prices at and above $210 per m3. The ARTC rate is applied to a maximum of $2,000,000 of Alberta government royalties payable for each producer or associated group of producers. Government royalties on production from producing properties acquired from a corporation claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate will be established quarterly based on the average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

On December 22, 1997, the Alberta government announced that it was conducting a review of the ARTC program with the objective of setting out better targeted objectives for a smaller program and to deal with administrative difficulties. On August 30, 1999, the Alberta government announced that it would not be reducing the size of the program but that it would introduce new rules to reduce the number of persons who qualify for the program. The new rules preclude companies that pay less than $10,000 in royalties per year and non-corporate entities from qualifying for the program. Such rules do not presently preclude us from being eligible for the ARTC program.

In November 2003, the Tax Act was amended to provide the following initiatives applicable to the oil and gas industry to be phased in over a five year period: (i) a reduction of the federal statutory corporate income tax rate on income earned from resource activities from 28 to 21%, beginning with a one percentage point reduction effective January 1, 2003, and (ii) a deduction for federal income tax purposes of actual provincial and other government royalties and mining taxes paid and the elimination of the 25% resource allowance. In addition, the percentage of ARTC that we will be required to include in federal taxable income will be 17.5% in 2005; 32.5% in 2006; 50% in 2007; 60% in 2008; 70% in 2009; 80% in 2010; 90% in 2011, and 100% in 2012 and beyond.

Land Tenure

Crude oil and natural gas located in the western provinces of Canada is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce oil and natural gas pursuant to leases, licenses and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Oil and natural gas located in such provinces can also be privately owned and rights to explore for and produce such oil and natural gas are granted by lease on such terms and conditions as may be negotiated.

Employment Agreements

We intend to use the services of sub-contractors for drilling on our properties.

We entered into a management service agreement with Leonard MacMillan on February 1, 2006 wherein he is reimbursed at the rate of $1,500 per month ($2,500 per month effective October 26, 2006). Under this agreement, Mr. MacMillan will provide management services to the Company, such duties and responsibilities to include the provision of management and consulting services, strategic corporate and financial planning, management of the overall business operations of the Company, and the supervision of office staff and exploration consultants. We may terminate this agreement with no prior notice based on a number of conditions. Mr. MacMillan may terminate the agreement at any time by giving 30 days written notice of their intention to do so.

We have entered into a consulting agreement with CAB Financial Services Ltd., (controlled by Chris Bunka) on October 26, 2006 wherein he is reimbursed at the rate of $2,500 per month. Under this agreement, Mr. Bunka provides the services of CEO, Chairman of the Board, and President to the Company, such duties and responsibilities to include the provision of management and consulting services, strategic corporate and financial planning, management of the overall business operations of the Company, and the supervision of office staff and exploration consultants. We may terminate this agreement with no prior notice based on a number of conditions. Mr. Bunka may terminate the agreement at any time by giving 30 days written notice of his intention to do so.

We rely on our project Operators for their technical expertise and project management experience, and will, from time to time as necessary, will employ independent consultants to assist us with project evaluation.

Reports to Security Holders

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and prospectus, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commissions' website at http://www.sec.gov.

The public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commissions' Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. We are an electronic filer. The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The internet address of the site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the audited financial statements and the related notes, and the interim financial statements and the related notes, that appear elsewhere in this registration statement.

OVERVIEW

We are a Nevada corporation incorporated on December 9, 2004. We are an exploration and development stage oil and gas company engaged in the exploration for oil and natural gas in Canada and the United States. We are currently generating revenues from our business operations in Mississippi. We have acquired the right to explore the Strachan Hills oil and gas property in Alberta, Canada and assumed a working interest in the Owl Creek

Prospect, Oklahoma and the Palmetto Point oil and gas property in Mississippi USA. Our detailed business plan is discussed herein.

Our business plan does not anticipate that we will hire a large number of employees or that we will require extensive office space. We plan to acquire most of the industry and geological expertise we require through contractual relationships through third party contractual relationships with other companies, which will act as operators of our various interests. Although this exposes us to certain risks on behalf of those operators, it also allows us to participate in the often unique experience and knowledge that local persons have related to certain properties. We plan to continue our current business of acquiring interests in potentially high-impact oil and gas property interests that offer a high probability of being able to drill without significant time delays. In our North American interests, we also try to choose properties where, if drilling is successful, the wells could be quickly connected to infrastructure and thus, with success, brought into production as quickly as possible to generate cash flow as quickly as possible.

Results of Operations for the Year Ended October 31, 2006

For the year ended October 31, 2006, we had $20,307 in revenues from oil and gas producing properties. There were no revenues for the year ended October 31, 2005.

For the year ended October 31, 2006 we incurred costs and expenses in the amount of $538,123, compared to costs and expenses of $75,722 for the year ended October 31, 2005.

This increase in costs and expenses is attributable to costs of revenue and administrative expenses we incurred in connection with the following:

  Natural gas operating costs for the year ended October 31, 2006, amounted to $8,574, while the depletion for the period amounted to $84,746.

  Rent payment in connection with the acquisition of office space. For the year ended October 31, 2006, we incurred $6,166 (October 31, 2005: $Nil).

  Accounting and audit fees for the year ended October 31, 2006 increased to $57,562, (October 31, 2005: $13,000); the increase was attributable to the fees incurred for the audit of our financial statements and accounting fees for the preparation of our financial statements.

  Fees paid to consultants. For the year ended October 31, 2006, we incurred $15,500 (October 31, 2005: $15,000).

  Travel costs increased to $3,418 for the year ended October 31, 2006 (October 31, 2005: $Nil). The increase was caused by CEO in connection with fund raising efforts.

Our Net Loss for the year ended October 31, 2006 was $(508,257) (October 31, 2005: $(75,722)). The increase in losses was caused by an increase in the cost of revenue relating to the producing wells and increases in the overhead of our company as we transition to a viable operating entity.

Results of Operations for the Three and Nine Months Ended July 31, 2007

For the three-month period ended July 31, 2007, there were revenues of $87,988 and there were no revenues for the same three-month period in the prior year. For the nine-month period ended July 31, 2007, there were revenues of $148,729 and there were no revenues for the same nine-month period in the prior year. The increase in revenues for both periods was caused by oil and natural gas sales received from the Company’s properties in Mississippi and Oklahoma.

For the three-month period ended July 31, 2007 we incurred costs and expenses in the amount of $1,232,256, compared to costs and expenses of $53,143 for the same three-month period in the prior year. For the nine-month period ended July 31, 2007 we incurred costs and expenses in the amount of $1,925,142, compared to costs and expenses of $104,727 for the same nine month period in the prior year.

This increase in costs and expenses is attributable to exploration costs and administrative expenses we incurred in connection with the following:

  Depletion costs increased to $436,440 for the three month period ending July 31, 2007 (July 31, 2006: nil); and in the nine month period ended July 31, 2007, the Company incurred depletion costs of $632,796 (July 31, 2006: nil). The depletion expense arose in the application of generally accepted accounting principles. There was also increase in the write down of the carrying value of oil and gas properties, amounting to $258,648 for the three month period ended July 31, 2007 (July 31, 2006: nil) and $354,418 for the nine month period ended July 31, 2007 (July 31, 2006: nil). The increase was caused when the carrying value exceeded the Net Present Value (NPV) of future benefits, and the carrying was adjusted to match the NPV.

  Rent payment in connection with the acquisition of office space. In the three month period ended July 31, 2007, the Company incurred $2,448 (July 31, 2006: $2,310); and in the nine month period ended July 31, 2007, the Company incurred $7,346 (July 31, 2006: $3,810).

  Legal fees in connection with the a registration statement application and professional fees in relation to the addition of properties. In the three month period ended July 31, 2007, the Company incurred $12,407 (July 31, 2006: $20,889); and in the nine month period ended July 31, 2007, the Company incurred $46,461 (July 31, 2006: $44,607).

  Fees paid to a consultant. In the three month period ended July 31, 2007, the Company incurred $444,312 (July 31, 2006: $6,500); and in the nine month period ended July 31, 2006, the Company incurred $731,312 (July 31, 2006: $11,000). The expense includes a stock based compensation charge of $682,312.

  Travel costs. In the three month period ended July 31, 2007, the Company incurred $3,041 (July 31, 2006: $220); and in the nine month period ended July 31, 2007, the Company incurred $10,058 (July 31, 2006: $3,418)

  Investor relation costs. In the three month period ended July 31, 2007, the Company incurred $16,784 (July 31, 2006: nil); and in the nine month period ended July 31, 2007, $18,734 (July 31, 2006: nil).

The Net Loss for the three months ending July 31, 2007 was $(1,139,404) (July 31, 2006:$(52,916)), while the Net Loss for the nine months ending July 31, 2007 was $(1,763,749) (July 31, 2006:$(104,500)). The increase in losses was caused by expenses relating to the transition of the Company from an exploration and development company to a development company and by an increase in the depletion charge for the year.

Assets

As of July 31, 2007, we had current assets of $983,316 and total assets of $3,190,578. We had total assets of $2,719,243 as of October 31, 2006. The increase in total assets was caused by an increase in oil and gas properties of $1,272,572 which was partially offset by an increase in an equity investment of $1,050,000. The reduction in cash was due to an increase in costs and expenses plus additions to oil and gas properties.

Liquidity and Capital Resources

As of July 31, 2007, we had total current assets of $983,316 (October 31, 2006: $1,298,757) and total assets in the amount of $3,190,578 (October 31, 2006: $2,719,243). Our total current liabilities as of July 31, 2007 were $514,313 (October 31, 2006: $2,014,688). As a result, on July 31, 2007 we had positive working capital of $469,003 (October 31, 2006: $(715,931)). The increase in working capital was caused by a private placement of $1,050,000 which was partially offset by investments in oil and gas properties and the increases in general expenses as explained previously.

We relied on cash on hand previously raised through the issue of equity/debt capital to fund our operations during the three and nine months ended July 31, 2007.

The company generates revenue, but not sufficient to generate a profit. We still anticipate the need to raise significant capital through the sale of equity or debt securities on a private or public basis in order to sustain operations and meet our objectives. It is uncertain whether we will be able to obtain the necessary capital.

We intend to fund operations and commitments over the next twelve months from our cash on hand, including our capital expenditures, working capital or other cash requirements. We believe cash from operating activities, and our existing cash resources may not be sufficient to meet our working capital requirements for the next 12 months. We will likely require additional funds to support the Company’s business plan. Management intends to raise additional working capital through debt and equity financing. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to take advantage of future opportunities, respond to competitive pressures, and may have to curtail operations

We are satisfied with our financial results, including our ability to raise private capital that has allowed us to fund the 2006 drilling program, the early 2007 drilling program, and remain in good standing on our Mississippi, Oklahoma and Alberta properties.

Alberta

During the period September 15, 2005 to October 31, 2005, we spent $218,738 as our share of the drilling and participation costs of the Alberta property. From November 1, 2005 to October 31, 2006, we spent $186,669 on the drilling, logging, initial completion efforts and participation costs of the Alberta property. From November 1, 2006 to July 31, 2007, we spent $0 on the costs of the Alberta property. Depending on the final results of this well, which has been completed but has not been sufficiently tested, and depending on the actions of our majority partners, we may have the opportunity to participate in the drilling of additional wells on this property in 2007 or beyond. Decisions related to the final completion of this well in Alberta are being made at this time. Our expenditures during the 2005 and 2006 field programs met the minimum expenditures required to retain in good standing our participation in the Alberta property.

Mississippi.

Subsequent to October 31, 2005, we prepaid the full $700,000 required to fully fund our drilling obligations for our 2006 Phase I program in Mississippi. No further funds are required on this program and revenues are being generated. All ten wells in this program have been drilled. Eight of the wells are considered to have successfully encountered producible hydrocarbons, while two of those ten wells did not. As of August 24, 2007, six of the eight wells were producing natural gas, although at production rates lower than optimum. Additional pipeline compression capacity has been installed and we expect these wells to begin producing higher rates of gas. One of the other wells should be in production soon as pipeline connections are made, and one small well will be evaluated as to how best to possibly obtain production from it.

On September 22, 2006 we purchased a 20% interest in two wells previously drilled by Griffin & Griffin in Palmetto Point for a total cost of $140,000. These two wells are currently being connected to the pipeline and should be producing natural gas in the near future.

On August 3, 2006, we entered into our Phase II agreement with Griffin & Griffin Exploration LLC, which covers an Area of Mutual Interest (AMI) exclusive to the participants, which includes 50 prospects for drilling of wells to depths sufficient to test prospectively producible hydrocarbons from the top of the Frio Formation to the bottom of the Wilcox Formation. From these 50 prospects, Griffin and Griffin and the participants will select all drill locations. We have contracted to assume a 40% gross interest in this AMI, meaning we are obligated to pay 40% of costs related to licensing, permitting, drilling, completing and all other related costs. Griffin and Griffin retain a carried working interest of 20% in these wells. This 50-well AMI is intended to be drilled in several stages. The first stage has a total cost of $4 million, of which our pro rata share is $1.6 million. As of July 31, 2007, we placed $1,600,000 in trust to completely fund our initial commitment.

As of January 31, 2007, the first well in the Phase II, stage one program was successfully drilled and completed and entered into production. The second well in this Phase II program targeted the Wilcox formation, did not encounter commercially viable quantities of hydrocarbons, and was plugged and abandoned, with total costs associated with this well of $162,420. As of August 24, 2007, Phase II drilling was completed and in total comprised of six attempted Frio wells - five of which were deemed to be successful and one of which is currently producing – and one attempted Wilcox well which was plugged and abandoned. During the drill program, an unrelated third party participant elected not to continue their participation in the program, and we assumed our pro-rate portion of their 10% gross working interest as our own, at no additional cost, bringing our total gross working interest in these seven wells and their leases, to 45%.

Oklahoma

On August 3, 2006, we entered an agreement to acquire a 7.5% working interest in the Owl Creek Prospect, Oklahoma. The operator is Ranken Energy Ltd. of 417 W. 18th Street, Suite 101, Edmond, Oklahoma. We paid $100,000 for a 7.5% interest and to participate in the Isbill #1-36 well. The Isbill #1-36 well was drilled and on September 11, 2006 we elected to abandon the well but reserved the right under the agreement to participate in future additional wells in the AMI in the Owl Creek Prospect.

During the second quarter ended April 30, 2007, our second participatory well was drilled at Owl Creek, the Isbill #2-36 well, in which we also have a 7.5% interest. The Isbill#2-36 well was successful and is in production as of July 31, 2007, of both oil and natural gas and is contributing to our revenue generation.

Because of increased operational activity, our overhead, exploration and property costs rose for the period ending October 31, 2006. Exploration expenditures during 2006 were $101,178, We currently have sufficient funds to conduct our planned 2007 exploration program and to operate our company for the next 12 months.

We do not currently have sufficient funds to fund additional or accelerated corporate and exploration activities in the period during or beyond 12 months, but will endeavor to raise those funds if and as needed.

Purchase or Sale of Equipment

At this time we do not expect to purchase or sell any plant or significant equipment, other than that we are considering a 40% pro-rata purchase of a pipeline gathering system that could be beneficial in our Mississippi operations. No agreement of any kind towards such purchase currently exists. We constantly evaluate the possibility of acquiring or disposing of certain oil and gas projects, as market conditions and opportunities allow.

Results of Operations: Alberta Property

Our company was formed on December 9, 2004. We acquired our oil and gas interest located in the Strachan Hills area of Alberta, Canada and commenced exploration on this property during 2005. By December 8, 2005 we had raised funds in the amount of $1,270,060 through private placements. During 2005 we commenced drilling operations on the Strachan property, which produced sufficiently encouraging results to justify the installation of well casing and testing. During 2006 we continued our exploration and development of our Strachan property, although we are a minority partner and are subject to the majority partner’s intentions with regards to additional exploration, drilling or production at this property.

The well was originally planned to reach total drilling depth by early December 2005, but encountered an overstressed Wabamun formation before reaching total depth. Technical challenges in penetrating this zone were eventually successful, but also delayed the well completion and led to higher than originally budgeted costs.

Sustained high gas pressures of up to 10,000 pounds per square inch have been encountered in the drill hole thus the hole has been cased and is being evaluated. It has been determined by the technical team that a testing program is needed which involves specialized high-penetration, low-diameter guns from the USA to determine the potential of any reserves. The operator, Rosetta Exploration, was purchased by a third party in 2006 and a decision will be made soon on whether they will continue to participate. Odin Capital, Inc., the Farm Out partner for our company, has taken formal steps to take over the completion of the well under the provisions of the agreement. We will decide whether or how to participate in the completion of the well based upon the best information available at that time.

Results of Operations: Mississippi Property

We had no operations at our Mississippi property in 2005. In January 2006 we completed our Phase I interest acquisition. Griffin & Griffin Exploration L.L.C., our drilling program partner and operator, undertook the 2006 drilling program of ten (10) wells on the Palmetto Point property in Mississippi. Drilling of all ten wells took place between March and December, 2006. In total, $3,500,000 was raised by the Palmetto Point participants, including the $700,000 contribution for our 20% gross interest. The Palmetto Point Phase I, ten-well drilling program has been completed and our 20% interest fully paid for. As of December 31, 2006, two wells had been abandoned; one well produced some natural gas but is currently not in production; four wells are producing natural gas; and two wells are expected to begin production of natural gas early in 2007. The tenth well is expected to produce crude oil and testing will occur in September, 2007. Additionally, three of the natural gas wells also indicated the presence of crude oil and could, after natural gas production is eventually exhausted, potentially produce oil at a later date. Because of the early success of this drill program, we entered an additional agreement for up to an additional 50 wells, in which we increased our gross interest to 40%. The first seven wells were drilled as of May, 2007. The second well in this Phase II program targeted the Wilcox formation, did not encounter commercially viable quantities of hydrocarbons, and was plugged and abandoned, with total costs associated with this well amounting to $162,420. One well of this seven well program is currently in production, while up to five others are expected to be connected to pipelines and put into production. The revenue received from our interests in our Mississippi wells for the three months ended July 31, 2007 was $487,988 (July 31, 2006 $0). We have subsequently expanded our interest in these seven wells to 45%, and in the remaining 43 wells to be drilled, to 50%.

During the 2006 field program, drilling and development expenditures consisted of $840,000. Our obligation to pay property payments for all of 2005 was $nil. Operational overhead for the three-month period ended July 31, 2007, was $32,266. If we successfully find and produce oil and gas, our overhead in Mississippi will be substantially higher, but it is not possible to determine to what extent it could be higher, until such time as our exploration drilling program is complete. If we are successful in our oil and gas exploration program, and if we discover and begin producing commercial quantities of oil or gas, then the cash flow generated from the sale of such oil or gas may or may not be sufficient to pay the undetermined higher overhead costs. We currently have sufficient funds to make scheduled property payments, and operate our company for the next 12 months.

The following table summarizes the results of the wells drilled in Phase I of the project:

Phase I Palmetto Point 20% gross interest

Well Name	Spud/Start	Complete	Results	Depth	Status
PP F-40	May 11/06	May 16/06	Frio Gas; 12 ft.	3850	Producing
PP F-118	May 18/06	May 22/06	Frio Gas; 14 ft.	3808	Producing
PP F-121	May 24/06	May 29/06	Dry	3850	Plug & abandon
PP F-7	May 31/06	June 4/06	Dry	3800	Plug & abandon

Well Name	Spud/Start	Complete	Results	Depth	Status
PP F-39	June 10/06	June 16/06	Frio Gas/Oil; 12 ft.	3900	Producing
PP F-42	June 18/06	June 21/06	Frio Gas/Oil; 10 ft.	3170	Producing
PP F-36-2	June 23/06	July 2/06	Frio Gas; 8 ft.	3450	Producing
PP F-4	Oct 31/06	Nov. 5/06	Frio Gas; 8 ft.	4200	Connection pending
PP F- 29	Nov 11/06	Nov. 14/06	Frio Gas; 37 ft.	4100	Producing
PP F-12	Dec 18/06	Dec. 24/06	Frio Gas; 3 ft.
Frio Oil, 26 ft.	4016	Connection pending
PP F-6B		July 27/06	Frio Gas		Connection pending
PP F-52A		July 27/06	Frio Gas		Connection pending

The following table summarizes the wells drilled on Phase II of the project:

Phase II 40% gross interest

Well Name	Spud/Start	Complete	Results	Depth	Status
CMR-USA- 39-14 RB F-3	Sept. 8/06	Sept. 12/06	Frio Gas 14 ft.	3,200	Producing
Dixon #1	Jan. 03/07	Jan. 20/07	Wilcox Target; Dry	8,650	Plug & abandon
Faust #1,
TEC F-1	Feb. 05/07	Feb. 11/07	Frio Gas 9 ft	5,350	Connection pending
CMR/BR F- 24	Feb. 20/07	Feb. 24/07	Frio Gas	3,250	Completed, awaiting testing
RB F-1
Red Bug #2	May 08/07	May 13/07	Frio Gas 10 ft	3,180	Completed, awaiting testing
BR F-33	May 20/07	May 24/07	Frio Gas 12 ft	3,837	Completed, awaiting testing
Randall #1
Closure F-4	May 27/07	June 03/07	Frio Target: Dry	5,100	Plug & abandon

Assets

As of July 31, 2007, we had current assets of $983,316 and total assets of $3,190,578. We had total assets of $2,719,243 as of October 31, 2006. Some asset decreases were caused by costs associated with depletion expense and write down in carrying value of oil and gas properties which were associated with the abandonment of the Wilcox and Randell #1 wells; and increases in the overhead of our company as we transition to an operating entity. The reduction in cash was due to an increase in costs and expenses plus additions to oil and gas properties.

LIQUIDITY AND CAPITAL RESOURCES

As of July 31, 2007, we had total current assets of $983,316 (October 31, 2006: $1,298,757) total current liabilities as of July 31, 2007 were $514,313 (October 31, 2006: $2,014,688). As a result, on July 31, 2007 we had positive working capital of $469,003 (October 31, 2006: $(715,931)). The increase in working capital was caused by the private placement of $1,050,000 which was partially offset by investments in oil and gas properties and the increases in general expenses as explained previously.

We relied on cash on hand previously raised through the issue of equity/debt capital to fund our operations during the three months ended July 31, 2007.

On July 18, 2007, we closed our private placement which comprised of the sale of 2,100,000 units at the price of $0.50 per Unit for total gross proceeds of $1,050,000. Each Unit is comprised of one restricted common share and one warrant (the "Warrant") to purchase one additional share of common stock, exercisable for a period of two years from the closing of this offering. The exercise price of the Warrants is $0.60. Assuming that all of the Warrants are exercised by the holders, the gross proceeds received by our company from the Warrants will equal approximately $1,260,000. No commissions are being paid on this equity financing which is being issued only to accredited investors.

In our current stage of development, our revenue generated will not be sufficient to sustain our ongoing expenses. We still anticipate the need to raise significant capital through the sale of equity or debt securities on a private or public basis in order to sustain operations, meet our objectives. It is uncertain whether we will be able to obtain the necessary capital.

We intend to fund operations and commitments over the next twelve months from our cash on hand, including our capital expenditures, working capital or other cash requirements. We believe cash from operating activities, and our existing cash resources may not be sufficient to meet our working capital requirements for the next 12 months. We will likely require additional funds to support our business plan. Management intends to raise additional working capital through debt and equity financing. There can be no assurance that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to take advantage of future opportunities, respond to competitive pressures, and may have to curtail operations.

We cannot know if any of the current projects we are participating in will be successful, or to what degree they might be successful. The degree of success or failure in these projects will partly determine our need for capital in the future. If these projects are very successful and we discover and produce commercially profitable quantities of oil or gas, then we may generate cash flow to help pay for future exploration activities. If the projects are successful, with our majority partners we may decide to conduct even larger future drilling programs, which would require significant additional cash contributions. If these projects are failures, then the funds we have spent to date will have produced no commercial benefit, and we will require additional funds to proceed with the advancement of our company on other undefined projects.

OFF-BALANCE SHEET ARRANGEMENTS

Our company has no outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. Our company does not engage in trading activities involving non-exchange traded contracts.

Recently Issued Accounting Standards

In December 2004, FASB issued Statement No. 153, "Exchange of Nonmonetary Assets". This statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for periods beginning after June 15, 2005. The adoption of this new accounting pronouncement does have a material impact on our financial statements, as we do not have any exchanges of nonmonetary assets.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for us as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement does not have an impact on our financial statements.

The FASB has issued FIN 48 which prescribes rules for the financial statements accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. The criteria for asset recognition is that it is more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes is the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company's fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company's financial position, results of the operations, or cash flows.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Oil and Gas Properties

We follow the full cost method of accounting for its oil and gas operations. Under this method, all cost incurred in the acquisition, exploration and development of oil and gas properties are capitalized in one cost center, including certain internal costs directly associated with such activities. Proceeds from sales of oil and gas properties are credited to the cost center with no gain or loss recognized unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reverses.

If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the "full cost ceiling", the excess is expensed in the period such excess occurs. The full cost ceiling includes an estimated discounted value of future net revenues attributable to proved reserves using current product prices and operating cost, and an estimate of the value of unproved properties within the cost center.

Costs of oil and gas properties are amortized using the unit-of-production method upon the commencement of production. The significant unevaluated properties are excluded from costs subject to depletion.

Revenue Recognition

We use the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized upon the passage of title, net of royalties. Revenues from natural gas production are recorded using the sales method. When sales volumes exceed our company’s entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds our share of the remaining estimated proved natural gas reserves for a given property, we record a liability. At July 31, 2007, we had no overproduced imbalances.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, in accordance with the Statement of Financial Accounting Standards No.

144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset's carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis.

Going Concern

Our annual financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The financial statements have been prepared assuming we will continue as a going concern. However, certain conditions exist which raise doubt about our ability to continue as a going concern.

ORGANIZATION WITHIN LAST FIVE YEARS

Other than as disclosed under the section titled “Certain Relationships and Related Transactions”, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the year ended October 31, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

Corporate Governance

We currently act with two (2) directors, Mr. Christopher Bunka and Mr. Leonard MacMillan.

We have determined that neither Mr. Christopher Bunka and Mr. Leonard MacMillan are independent directors, as that term is used in Rule 4200(a)(15) of the Rules of National Association of Securities Dealers.

DESCRIPTION OF PROPERTY

We maintain our principal executive offices at Suite 604, 700 West Pender Street, Vancouver British Columbia V6C 1G8. Our telephone number is (604) 602-1675. We rent our principal executive offices on a month to month basis from Hurricane Corporate Services at $770 per month, commencing the 1st day of April 18, 2006. Our executive offices are comprised of one office and we share reception and boardroom facilities. Management does not believe that our office space will need to be expanded during 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, during the year ended October 31, 2006, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The closing price of our common stock, as reported by the NASD OTC Bulletin Board on August 27, 2007, was $1.05.

Our common shares are quoted for trading on the OTC Bulletin Board under the symbol "LXRA". The following quotations obtained from stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
January 31, 2005(2)	N/A	N/A
April 30, 2005(2)	N/A	N/A
July 31, 2005(2)	N/A	N/A
October 31, 2005(2)	N/A	N/A
January 31, 2006(2)	N/A	N/A
April 30, 2006(2)	N/A	N/A
July 31, 2006(2)	N/A	N /A
October 31, 2006(2)	$0.10	$0.10
January 31, 2007(2)	$0.98	$0.35
April 30, 2007(2)	$0.99	$0.75
July 31, 2007(2)	$1.25	$0.54

(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2)	No high or low bid prices for our common stock were recorded for the period indicated.

Our common shares are issued in registered form. Our transfer agent and registrar for our common stock is the Nevada Agency and Trust Company. Their address is 880-50 West Liberty Street, Reno, Nevada, 89501. Their telephone number is (775) 322-0626. Their facsimile number is (775) 322-5623. On August 24, 2007, the shareholders' list of our common shares showed 55 registered shareholders and 23,682,000 common shares issued and outstanding. The closing sale price of our common stock on August 27, 2007, as reported on the OTC Bulletin Board, was $1.05.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". "Penny stock" is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

Dividend Policy

During the years ended October 31, 2006 and 2005 and the nine months ended July 31, 2007, we did not pay any cash dividends to any holders of our equity securities and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance Under Equity Compensation Plans

Our current stock option plan, entitled the 2007 Equity Incentive Stock Option Plan was approved by our shareholders on April 25, 2007. The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of options remaining available for issuance all as at August 24, 2007.

	Number of securities to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders	700,000	$1.30	1,300,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	700,000	$1.30	1,300,000

(1)           The maximum number of options issuable under our 2007 Equity Incentive Stock Option Plan is 2,000,000.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

We did not purchase any of our shares of common stock or other securities during our fiscal year ended October 31, 2006.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended October 31, 2006; and

(c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the year ended October 31, 2006, who we will collectively refer to as our named executive officers, of our company for the years ended October 31, 2006 and 2005, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officer, whose total compensation does not exceed $100,000 for the respective fiscal year:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
Chris Bunka, President & CEO (Principal Executive Officer)	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil
Leonard MacMillan Director, Vice- President Corporate Development	2006 2005	$13,500 Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	$13,500 Nil
Diane Rees Former Director, Chief Financial Officer, Secretary and Treasurer(1)	2006 2005	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil	Nil Nil

(1)	Effective February 14, 2007, Ms. Rees resigned as our Chief Financial Officer, Secretary, Treasurer and director.

We entered into a management service agreement with Leonard MacMillan on February 1, 2006 wherein he is reimbursed at the rate of $1,500 per month ($2,500 per month effective October 26, 2006). Under this agreement, Mr. MacMillan will provide management services to our company, such duties and responsibilities to include the provision of management and consulting services, strategic corporate and financial planning, management of the overall business operations of our company, and the supervision of office staff and exploration consultants. We may terminate this agreement with no prior notice based on a number of conditions. Mr. MacMillan may terminate the agreement at any time by giving 30 days written notice of their intention to do so.

We have entered into a consulting agreement with CAB Financial Services Ltd., (controlled by Chris Bunka) on October 26, 2006 wherein he is reimbursed at the rate of $2,500 per month. Under this agreement, Mr. Bunka provides the services of CEO, Chairman of the Board, and President to the Company, such duties and responsibilities to include the provision of management and consulting services, strategic corporate and financial planning, management of the overall business operations of our company, and the supervision of office staff and exploration consultants. We may terminate this agreement with no prior notice based on a number of conditions. Mr. Bunka may terminate the agreement at any time by giving 30 days written notice of his intention to do so.

Stock Options and Stock Appreciation Rights

Our company did not grant any options or stock appreciation rights during our fiscal year ended October 31, 2006.

On April 25, 2007, our company and our shareholders adopted our 2007 Equity Incentive Stock Option Plan which allows for the grant of up to 2,000,000 incentive stock options. At the same time we granted an aggregate of 700,000 stock options. As of August 24, 2007, we had also granted incentive stock options to members of our Advisory Board, Mr Todd McMahon, 300,000; Mr Thomas Ihrke, 100,000; and Mr Ken Brooks, 100,000.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings but did not pay director's fees or other cash compensation for services rendered as a director during our fiscal year ended October 31, 2006.

We have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

There were no options exercised during our fiscal year ended October 31, 2006 by any officer or director of our company.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of the directors or executive officers of our company or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

FINANCIAL STATEMENTS

Our unaudited interim financial statements included in this Form SB-2 Registration Statement are as follows:

LEXARIA CORP.
(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

July 31, 2007
(Unaudited)
(Expressed in U.S. Dollars)

LEXARIA CORP.
(An Exploration Stage Company)

BALANCE SHEETS
(Expressed in U.S. Dollars)

	JULY 31	OCTOBER 31
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current
Cash and cash equivalents	$920,082	$1,285,298
Accounts receivable	34,731	11,733
Other receivable	-	1,726
Prepaid expenses and deposit	28,503	-

Total Current Assets	983,316	1,298,757

Capital assets, net	1,089	1,593

Oil and gas properties (Note 4)
Proved property	179,680	162,308
Unproved properties	2,026,493	1,256,585

	2,206,173	1,418,893

TOTAL ASSETS	$3,190,578	$2,719,243

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current
Accounts payable	$3,865	$1,688
Accrued liabilities	4,612	13,000
Premium on loan payable (Note 5)	-	13,241
Loan payable (Note 5)	50,000	1,986,759
Secured loan payable (Note 6)	455,836	-

Total Current Liabilities	514,313	2,014,688

STOCKHOLDERS' EQUITY

Share Capital
Authorized:
75,000,000 common voting shares with a par value of $0.001 per share
Issued and outstanding:
23,682,000 common shares at July 31, 2007
(and 17,582,000 common shares at October 31, 2006)	23,682	17,582

Additional paid-in capital	5,000,311	1,270,952

Deficit accumulated during the exploration stage	(2,347,728)	(583,979)

Total Stockholders' Equity	2,676,265	704,555

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,190,578	2,719,243

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An Exploration Stage Company)

STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
DECEMBER 9, 2004 (inception) TO JULY 31, 2007
(Expressed in U.S. Dollars)
(Unaudited)

	COMMON STOCK
					DEFICIT
			STOCK		ACCUMULATED
			TO BE	ADDITIONAL	DURING	TOTAL
			ISSUED	PAID-IN	EXPLORATION	STOCKHOLDERS'
	SHARES	AMOUNT	AMOUNT	CAPITAL	STAGE	EQUITY

Issuance of common stock for cash at
$0.01 per share
Issued June 9, 2005	6,766,000	$6,766	$-	$60,894	$-	$67,660
Issued August 23, 2005	3,000,000	3,000	-	27,000	-	30,000

Issuance of common stock for cash at
$0.15 per share
Issued June 9, 2005	5,416,000	5,416	-	806,984	-	812,400
Stock to be issued	1,700,000	-	1,700	253,300	-	255,000

Comprehensive income (loss):
(Loss) for the period	-	-	-	-	(75,722)	(75,722)

Balance, October 31, 2005	16,882,000	15,182	1,700	1,148,178	(75,722)	1,089,338

Issuance of common stock for cash at
$0.15 per share
Stock issued - December 8, 2005	-	1,700	(1,700)	-	-	-
Issued December 8, 2005	700,000	700	-	104,300	-	105,000

Amortization of premium on loan	-	-	-	18,474	-	18,474
payable - related party (note 7)

Comprehensive income (loss):
(Loss) for the year	-	-	-	-	(508,257)	(508,257)

Balance, October 31, 2006	17,582,000	$17,582	$-	$1,270,952	$(583,979)	$704,555

Issuance of common stock for debt settlement at
$0.5 per share
Issued November 9, 2006	4,000,000	4,000	-	1,996,000	-	2,000,000

Amortization of premium on loan	-	-	-	3,147	-	3,147
payable - related party (note 7)

Issuance of common stock for cash at $0.50
per share on July 18, 2007	2,100,000	2,100		1,047,900		1,050,000

Stock-based compensation on 1,300,000	-	-	-	682,312	-	682,312
options granted

Comprehensive income (loss):
(Loss) for the period	-	-	-	-	(1,763,749)	(1,763,749)

Balance, July 31, 2007	23,682,000	$23,682	$-	$5,000,311	$(2,347,728)	$2,676,265

The accompanying notes are an integral part of these unaudited interim financial statements.

LEXARIA CORP.
(An Exploration Stage Company)

INTERIM STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)
(Unaudited)

					CUMULATIVE
					PERIOD FROM
					12/9/2004
	THREE MONTHS ENDED		NINE MONTHS ENDED		TO
	JULY 31		JULY 31		JULY 31,
	2007	2006	2007	2006	2007

Revenue
Natural gas and oil revenue	$87,988	-	$148,729	-	$169,036

Cost of revenue
Natural gas and oil operating costs	32,266	-	59,061	-	67,635
Depletion	436,440		632,796		799,853
Write down in carrying value of oil and gas properties	258,648	-	354,418	-	550,227
	727,354	-	1,046,275	-	1,417,715

Gross profit	(639,366)	-	(897,546)	-	(1,248,679)

Expenses
Accounting and audit	12,305	22,052	34,370	38,589	104,932
Bank charges and exchange loss	2,377	720	5,002	901	7,962
Consulting (note 8)	444,312	6,500	731,312	11,000	761,812
Depreciation	168	168	504	280	952
Fees and Dues	5,057	284	7,331	1,874	21,147
Interest expense from loan payable (note 5)	3,914	-	7,868	-	29,777
Investor relation	16,784	-	18,734	-	18,734
Legal and professional	12,407	20,889	46,461	44,607	97,988
Office and miscellaneous	1,046	-	8,838	248	9,498
Rent	2,448	2,310	7,346	3,810	13,512
Income taxes	1,043	-	1,043	-	1,043
Travel	3,041	220	10,058	3,418	13,476
Impairment of oil and gas acquisition cost	-	-	-	-	40,439

	504,902	53,143	878,867	104,727	1,121,272

(Loss) for the period before other income	(1,144,268)	(53,143)	(1,776,413)	(104,727)	(2,369,951)

Other Income
Interest income	4,864	227	11,857	227	17,981
Amortization of premium on loan payable (note 5)	-	-	807	-	4,242

Net (loss) for the period	$(1,139,404)	$(52,916)	$(1,763,749)	$(104,500)	$(2,347,728)

Basic and diluted (loss) per share	$(0.05)	$(0.00)	$(0.08)	$(0.01)	$(0.16)

Weighted average number of common shares outstanding
- Basic and diluted	21,855,913	17,582,000	21,557,092	17,538,410	14,800,439

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An Exploration Stage Company)

INTERIM STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)
(Unaudited)

			CUMULATIVE
			PERIOD FROM
			INCEPTION
			12/9/2004
	NINE MONTHS ENDED		TO
	JULY 31,		JULY 31,
	2007	2006	2007

Cash flows used in operating activities

Net (loss)	$(1,763,749)	$(104,500)	$(2,347,728)

Adjustments to reconcile net loss to net cash
used in operating activities:
Consulting - Stock based compensation (note 8)	682,312	-	682,312
Depreciation	504	280	952
Depletion	632,796	-	799,853
Write down in carrying value of oil and gas properties	354,418	-	550,227
Impairment of oil and gas acquisition cost	-	-	40,439
Accredited interest on loan payable (note 5)	7,868	-	29,777
Amortization of premium on loan payable (note 5)	(807)	-	(4,242)

Change in operating assets and liabilities:
Increase in accounts receivable	(22,998)	-	(34,731)
Decrease in other receivable	1,726	-	-
Increase (Decrease) in prepaid expenses and deposit	(28,503)	18,214	(28,503)
Increase in accounts payable	2,177	18,163	3,865
Increase (Decrease) in accrued liabilities	(8,388)	(5,500)	4,612

Net cash used in operating activities	(142,644)	(73,343)	(303,167)

Cash flows used in investing activities

Oil and gas property acquisition and exploration costs	(1,272,572)	(886,668)	(3,094,770)
Purchase of computer equipment	-	(2,041)	(2,041)
		-
Net cash used in investing activities	(1,272,572)	(888,709)	(3,096,811)

Cash flows from financing activities

Proceeds from issuance of common stock	1,050,000	105,000	2,320,060
Proceeds from loan payable	50,000	-	2,050,000
Secured loan repayment (note 6)	(50,000)	-	(50,000)

Net cash from financing Activities	1,050,000	105,000	4,320,060

Increase (Decrease) in cash and cash equivalents	(365,216)	(857,052)	920,082

Cash and cash equivalents, beginning of period	1,285,298	863,560	-

Cash and cash equivalents, end of period	$920,082	$6,508	$920,082

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An exploration stage company)

NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007
(Expressed in U.S. Dollars)

1.	Basis of Presentation

The financial statements as of July 31, 2007 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the October 31, 2006 audited financial statements and notes thereto.

2.	Organization and Business

The Company is an exploration and development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States and Canada.

3.	Capital Stock

(a)	Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share.

(b)	Share Issuances

Since the commencement of operations of the Company (December 9, 2004) to July 31, 2007, the Company issued 9,766,000 common shares at $0.01, 7,816,000 common shares at $0.15 and 6,100,000 common shares at $0.5 per share respectively. The Company has received paid subscriptions for 1,700,000 common shares at $0.15 on October 13, 2005 and for 700,000 common shares at $0.15 on December 8, 2005. 1,700,000 of the above notes shares were paid for during the fiscal year ended October 31, 2005, but actual share certificates were not issued until December 8, 2005.

The 9,766,000 shares at $0.01 per share were subscribed for by shareholders wishing to participate in the founding of the Company. These subscriptions covered the period from inception to December 23, 2004 with 6,766,000 and 3,000,000 shares being issued on June 9, 2005 and August 23, 2005 respectively.

Subsequent to December 23, 2004, the directors decided that, following the application for the Papua New Guinea petroleum prospecting license on February 3, 2005, which the directors at that time felt the Company had a good chance of being granted, and having reached the decision to participate in the oil and gas exploration sector in general, the directors increased the price for subsequent subscribers to $0.15 per share. Thus all subscription agreements for shares priced at $0.15 per share took place between February 2005 and December 2005.

There were no differences in rights and privileges of the two groups of common stockholders.

On November 9, 2006, the Company has settled existing loan payable of $2 million with its equity. Four million shares, priced at $0.50 per common share; and 4 million warrants, each warrant entitling the holder to purchase one common share at a price of $0.6 valid until November 9, 2009, have been issued to the former debt-holders.

On July 18, 2007, the Company closed its private placement which comprised of the sale of 2,100,000 units at the price of $0.50 per unit for total proceeds of $1,050,000. Each unit is comprised of one restricted common share and one warrant to purchase one additional share of common stock at a price of $0.60, exercisable for a period of two years from the closing of this offering.

All shares and warrants issued are restricted under applicable securities rules. As at July 31, 2007, Lexaria Corp. has 23,682,000 shares issued and outstanding and 6,100,000 warrants issued and outstanding.

4.	Oil and Gas Properties

(a)	Proved properties

(1) Palmetto Point Project

On December 21, 2005, the Company agreed to purchase a 20% working and revenue interest in a 10 well drilling program in Mississippi owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and on January 17, 2006 the company paid the remaining $480,000. The Company applied the full cost method to account for its oil and gas properties and as of July 31, 2007, six wells were found to be proved wells.

On June 23, 2007, the Company acquired an assignment of 10% gross working interest from a third party for $520,000 secured loan payable (See Note 6). The Company recognized $501,922 in the mineral property for the period ended July 31, 2007.

(2) Mississippi and Louisiana, Frio-Wilcox Project

As of July 31, 2007, the first well CMRUS 39-14 was found to be proved well and the Company applied the full cost method to account for this property.

(3) Owl Creek Prospect, Oklahoma, USA

The Company elected to participate in Isbill #1-36 on August 3, 2006. Isbill #1-36 was abandoned on September 11, 2006, and costs amounted to $35,174 was added to capitalized cost in determination of depletion expenses.

On January 25, 2007, the Company elected to participate in Isbill #2-36. As at July 31, 2007, the Company has made accumulated expenditures of $71,237. Isbill #2-36 has started production from April 2007.

Properties	October 31,	Addition	Depletion	Write	July 31,
	2006		for the	down in	2007
			period	Carrying
				Value
U.S.A. – Proved property	$162,308	$1,004,586	$(632,796)	$(354,418)	$179,680

(b)	Unproved Properties

Properties	October 31,	Addition	Cost added to	July 31,
	2006		capitalized cost	2007
U.S.A.-	$851,178	$1,774,494	$(1,004,586)	$1,621,086
Unproved
properties
Canada-	405,407	-	-	405,407
Unproved
properties
	$1,256,585	$1,774,494	$(1,004,586)	$2,026,493

(1)	Strachan Leduc Reef, Alberta, Canada

On September 23, 2005, the Company entered into an agreement to participate in the Strachan Leduc Reef Farm-In in Alberta, Canada. The Company issued a payment of $218,739. (CDN $253,977) for a 4% participation in the costs of Strachan Leduc Reef Farm-In. In addition, on January 9, 2006, the Company paid an amount $57,137, February 21, 2006 paid an amount of $56,511, April 10, 2006 paid an amount of $15,614, June 5, 2006 paid an amount of $38,353 and July 21, 2006 paid an amount of $19,054 to Odin Capital Inc. for required supplemental funds due to well hole problems. The Company will earn on completion, capped or abandoned with respect to the well to be drilled at 14 of 9-38-9-W5M the following:

(i)	In the Spacing Unit for the Earning Well:

	a.	A 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the formation; and

b.

A 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee’s Interest;

(ii)	A 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M; and

(iii)

A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base as shown in the schedule attached to the agreement dated September 23, 2005.

At the date of these financial statements drilling is being carried out but is not completed.

As at July 31, 2007, the Company has made accumulated expenditures of $405,407 on its Leduc Farm-in.

(2)	Palmetto Point Prospect, Mississippi, USA

On December 21, 2005, the Company agreed to purchase a 20% working and revenue interest in a 10 well drilling program in Mississippi owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and January 17, 2006 the company paid the remaining $480,000. As of April 30, 2007, five wells were found to be proved wells, and three wells were found impaired. One of the wells was impaired due to uneconomic life, and the other two wells were abandoned due to no apparent gas or oil shows present. The costs of impaired properties were added to the capitalized cost in determination of the depletion expense.

On September 22, 2006, the Company elected to participate in additional two well program in Mississippi owned by Griffin & Griffin Exploration and paid $140,000.

(3)	Owl Creek Prospect, Oklahoma, USA

On August 3, 2006, the Company agreed to purchase a 7.5% working interest in the Owl Creek Prospect for the purchase price of $100,000. This agreement include the right to participate at a 7.5% working interest in all future wells drilled on a total of 1,080 acres surrounding the Powell #1 and #2, but does not include “dry hole or completion costs” of the future wells. In addition, the Company has the right to participate in any Areas of Mutual Interest that may be acquired by the Owl Creek Prospect participants.

As at July 31, 2007, the Company has made accumulated expenditures of $102,513.

(4)	Mississippi and Louisiana, USA

The Company entered into an Agreement to acquire a working interest in multiple zones of potential oil and gas production in Mississippi and Louisiana. This Agreement contemplates up to a 50 well drill program for Wilcox and Frio wells, at the Company’s option, within the defined area of mutual interest (AMI). The AMI includes over 300,000 gross acres located contiguously between Southwest Mississippi and North East Louisiana.

The Company has agreed to pay 40% of all prospect fees, mineral leases, surface leases, and drilling and completion costs to earn a net 32% of all production from all producible zones to the base of the Frio formation (Frio Targets); and, 30% of all production to the base of the Wilcox formation (Wilcox Targets). All working interests will be registered in the name of Lexaria Corp.

The Joint Participation Agreement and Joint Lands Agreements are between Lexaria Corp. and Griffin & Griffin Exploration LLC (G&G) of Jackson, Mississippi.

On June 21, 2007 and July 26, 2007, the Company acquired 10% from two third parties (total 20%) for all rights, title and benefits excluding the seven wells drilled under the AMI Agreement between August 3, 2006 and June 19, 2007, specifically wells CMR-USA-39-14, Dixon #1, Faust #1 TEC F-1, CMR/BR F-14, RB F-1 Red Bug #2, BR F-33, and Randall #1 F-4, and any offset wells that could be drilled to any of these specified wells.

As at January 31, 2007, the Company abandoned Wilcox #1 due to the uneconomic well and $162,420 of Wilcox’s drilling costs was added to the capitalized costs in determination of depletion expense. As at April 30, 2007, CMR USA 39-14 was found to be proved well.

On June 2, 2007, the Company abandoned Randall #1 and $107,672 drilling costs was added to the capitalized costs in determination of depletion expense.

(5)	Papuea New Guinea, USA

On February 3, 2005 the Company made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua New Guinea. The application has not been approved as of October 31, 2006. All costs associated with the application have been expensed as there is no certainty the Company will acquire a Petroleum Prospecting License nor that the funds will be returned if no Petroleum Prospecting License is granted. The Company has written off the application fee in 2005.

5.	Loan Payable

(a) Unsecured loan agreement

On July 31, 2006, the Company made an unsecured loan agreement in the amount of $2,000,000 between four separate shareholders and one arm’s length party repayable on demand, but in no event shall demand be made on or before November 30, 2006. However, the Company is entitled to prepay at any time the whole or any part of the principal amount of the loan. The Company agrees to pay the principal amount of the loan on or before November 30, 2006. The loan will not bear interest. The Company calculated the premium on loan payable and the net present value of loan payable by applying 8% interest rate, which was based on a T-bill rate of 4.18% plus a risk premium. Total premium at the date of fund received was $35,150 and is amortized using interest method. The net present value of the loan payable at the date of fund received was $1,964,850.

On November 9, 2006, the Company has settled existing loan payable of $2 million with its equity. Four million shares, priced at $0.50 per common share; and 4 million warrants, each warrant entitling the holder to purchase one common share at a price of $0.6 valid until November 9, 2009, have been issued to the former debt-holders.

During the three month ended January 31, 2007, interest expense was $3,954. The amortization of premium on loan payable for related parties was $3,147 which was included in the additional paid-in capital and for non related party was $807 which was included in the other income.

(b) Demand loan agreement

On March 20, 2007, the Company made a demand loan agreement in the amount of $50,000 with C.A.B. Financial Services Ltd. (“CAB”). CAB is owned by the president of the Company. The loan is repayable on demand and will not bear interest.

6.	Secured loan payable

On June 23, 2007, the Company acquired an assignment of 10% gross working interest of a Drilling Program from 0743868 B.C. Ltd (“0743868”) for $520,000. The payment schedule is as follows: On or before July 15, 2007, the Company shall pay to 0743868 the sum of $50,000; and, on or before the 15th day of each subsequent month, the Company shall pay to 0743868 the sum of $50,000 for ten consecutive months; and then a final payment of $20,000 on the eleventh payment date until such time as the entire $520,000 has been paid. If any payment less than the total amount is made and if the Company has not within 30 days of such partial payment being made completed the payments then due, then the pro-rata portion of the contemplated rights and interests will be deemed to have been properly purchased, but the pro-rata unpaid balance of the contemplated rights and interests shall revert back to 0743868.

The Company calculated the net present value of the secured loan payable by applying 8% interest rate, which was based on a T-bill rate of 4.28 plus a risk premium. The net present value of the secured loan payable on June 23, 2007 was $501,922. For the period ended July 31, 2007, the Company made $50,000 repayment and accrued $3,914 interest expense with ending balance of $455,836 as at July 31, 2007.

7.	Related Party Transactions

(a)

During the three month period ended July 31, 2007, the Company paid CAB Financial Services (“CAB”) $7,500 and RMA Resource Management Associates (“RMA”) $7,500 (July 31, 2006: $4,500), and $45,000 (July 31, 2006: $13,500) for nine month period ending July 31, 2007 for management and consulting services. CAB is owned by the president of the Company and RMA is owned by the vice president of the Company. The related party transactions are recorded at the exchange amount established and agreed to between the related parties.

(b)

A portion of the loan payable in the amount of $1,591,350 was from the related parties. The interest rate earned on the money paid out was 8%, which was based on a T-bill rate of 4.18% plus a risk premium. The amortization of premium on loan payable in connection with the related parties in the amount of $3,147 was included in the additional paid-in capital.

(c)

Upon settlement of the loan payable, CAB was issued 1,166,800 common shares at $0.50 per common share, and 1,166,800 common shares purchase warrants to purchase 1,166,800 common shares at an exercise price of $0.60.

(d)	On March 20, 2007, the Company made a demand loan agreement in the amount of $50,000 with CAB.

(e)

On April 26, 2007, the Company granted 600,000 Discretionary Options to the president and the vice president of the Company with an exercise price of $1.3. The exercise price was modified to $0.80 on June 19, 2007.

8.	Stock Options

During the nine month period ending July 31, 2007, the Company granted 1,300,000 stock options to directors and consultant of the Company with exercise prices of $0.80 and $0.85 per share, vested immediately and expires over 4 years. For the nine month period ended July 31, 2007, the Company recorded a total of $682,312 for stock based compensation expenses which has been included in consulting fees.

A summary of the changes in stock options for the period ended July 31, 2007 is presented below:

	Options Outstanding
		Weighted
		Average
	Number of Shares	Exercise Price
Balance, October 31, 2006	-	$-

Granted	1,300,000	0.81

Balance, July 31, 2007	1,300,000	$0.81

The fair value of each option granted has been estimated as of the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Period ended July 31, 2007
Expected volatility	78.64%
Risk-free interest rate	3.77%
Expected life	4 years
Dividend yield	0.0%

A summary of weighted average fair value of stock options granted during the period ended July 31, 2007 is as follows:

Period ended July 31, 2007	Weighted	Weighted
	Average	Average Fair
	Exercise	Value
Price
Exercise price is less than or equal to market price at grant date:	$ 0.81	$ 0.52

The Company has the following options outstanding and exercisable.

July 31, 2007	Options outstanding and exercisable

		Weighted	Weighted
		average	Average
Range of	Number	remaining	Exercise
exercise prices	of shares	contractual life	Price

$0.80	700,000	3.74 years	0.80
$0.80	400,000	3.89 years	0.80
$0.85	200,000	3.97 years	0.85

9.	Commitments

On June 21, 2007, the Company entered into a Finder’s Fee Agreement (“Agreement”) with an individual (“Finder”) to further introduce, certain potential financiers directly or indirectly to the Company for a term of a year. Pursuant to the Agreement, the Company agreed to pay to Finder a finder’s fee equal to up to 10% of the gross proceeds in connection with a Financing consummated by the Company with any Financier introduced to the Company by Finder, provided that such introduction was made during the term.

See Note 4 (a) (1) and Note 6.

10.	Reclassification

Certain comparative accumulative figures have been reclassified to conform with the financial statements presentation for July 31, 2007.

Vellmer & Chang
Chartered Accountants

505-815 Hornby Street
Vancouver, B.C., V6Z 2C2
Tel: 604-687-3776
Fax: 604-687-3778

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
LEXARIA CORP.
(An exploration stage company)

We have audited the balance sheet of Lexaria Corp. ("the Company") (an exploration stage company) as at October 31, 2006 and the related statements of stockholders' equity, operations and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the Company's financial statements as of October 31, 2005 and the period from December 9, 2004 (inception) to October 31, 2005 in the statements of stockholders' equity, operations and cash flows, which were audited by other auditors whose report, dated January 25, 2006, which expressed an unqualified opinion, has been furnished to us. Our opinion, insofar as it relates to the amounts included for the period from December 9, 2004 (inception) to October 31, 2005, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at October 31, 2006 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements refer to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from inception and has not generated revenue to date. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada "VELLMER & CHANG"
January 19, 2007 Chartered Accountants

Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

Report of Independent Registered Public Accounting Firm

To the Stockholders of Lexaria Corp.:

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations and has suffered losses from operations. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"Staley, Okada & Partners"

Vancouver, B.C.
January 25, 2005

STALEY, OKADA & PARTNERS
CHARTERED ACCOUNTANTS

Staley, Okada & Partners, with offices in Vancouver and Surrey, is a Member of MSI, a Network of Independent Professional Firms • A Member of the Institute of Chartered Accountants of British Columbia
A Partnership of Incorporated Professionals: L.M. Okada, Ltd., K.A. Scott, Ltd., J.M. Bhagirath, Ltd., L.W.D. Vickars, Ltd., G.S. Traher, Inc., D. Larocque, Ltd.

LEXARIA CORP.
(An Exploration Stage Company)
FINANCIAL STATEMENTS
OCTOBER 31, 2006 and 2005

LEXARIA CORP.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in U.S. Dollars)

	October 31,	October 31,
	2006	2005

ASSETS
Current
Cash and cash equivalents	$1,285,298	$863,560
Accounts receivable	11,733	-
Other receivable	1,726	-
Prepaid expenses and deposit	-	18,214
Total Current Assets	1,298,757	881,774

Capital assets, net	1,593	-
Oil and gas properties (Note 4)
Proved property	162,308	-
Unproved properties	1,256,585	218,739
	1,418,893	218,739

TOTAL ASSETS	$2,719,243	$1,100,513

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current
Accounts payable	$1,688	$1,175
Accrued liabilities	13,000	10,000
Premium on loan payable (Note 5)	13,241
Loan payable (Note 5)	1,986,759	-
Total Current Liabilities	2,014,688	11,175

STOCKHOLDERS' EQUITY
Share Capital
Authorized:
75,000,000 common voting shares with a par value of $0.001 per share
Issued and outstanding:
17,582,000 common shares at October 31, 2006
(and 16,882,000 common shares at October 31, 2005)	17,582	15,182
Stock to be issued	-	1,700
Additional paid-in capital	1,270,952	1,148,178
Deficit accumulated during the exploration stage	(583,979)	(75,722)
Total Stockholders' Equity	704,555	1,089,338

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,719,243	1,100,513

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An Exploration Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
DECEMBER 9, 2004 (inception) TO OCTOBER 31, 2006
(Expressed in U.S. Dollars)

	Common Stock				Deficit
			Stock		Accumulated	Total
			to be	Additional	During	Stock-
			Issued	Paid-in	Exploration	holders’
	Shares	Amount	Amount	Capital	Stage	Equity
Issuance of common stock for cash
at $0.01 per share
Issued June 9, 2005	6,766,000	$6,766	$-	$60,894	$-	$67,660
Issued August 23, 2005	3,000,000	3,000	-	27,000	-	30,000

Issuance of common stock for cash
at $0.15 per share
Issued June 9, 2005	5,416,000	5,416	-	806,984	-	812,400
Stock to be issued	1,700,000	-	1,700	253,300	-	255,000

Comprehensive income (loss):
(Loss) for the period	-	-	-	-	(75,722)	(75,722)

Balance, October 31, 2005	16,882,000	15,182	1,700	1,148,178	(75,722)	1,089,338

Issuance of common stock for cash
at $0.15 per share
Stock issued - December 8, 2005	-	1,700	(1,700)	-	-	-
Issued December 8, 2005	700,000	700	-	104,300	-	105,000

Amortization of premium on loan	-	-	-	18,474	-	18,474
payable - related party (note 6)

Comprehensive income (loss):
(Loss) for the year	-	-	-	-	(508,257)	(508,257)

Balance, October 31, 2006	17,582,000	$17,582	$-	$1,270,952	$(583,979)	$704,555

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in U.S. Dollars)

			Cumulative
		12/9/2004	Period From
	For the Year	(Inception)	Inception
	Ended	to	12/9/2004 to
	October 31,	October 31,	October 31,
	2006	2005	2006
Revenue
Natural gas and oil revenue	$20,307	$-	$20,307

Cost of revenue
Natural gas and oil operating costs	8,574	-	8,574
Depletion	84,746	-	84,746
	93,320	-	93,320

Gross profit	(73,013)	-	(73,013)

Expenses
Accounting and audit	57,562	13,000	70,562
Bank charges and exchange loss	2,813	147	2,960
Consulting (note 6)	15,500	15,000	30,500
Depreciation	448	-	448
Fees and Dues	9,840	3,976	13,816
Interest expense from loan payable (note 5)	21,909	-	21,909
Legal	48,451	3,076	51,527
Office and miscellaneous	576	84	660
Rent	6,166	-	6,166
Travel	3,418	-	3,418
Write off or down of oil and gas property	278,120	40,439	318,559
	444,803	75,722	520,525

(Loss) for the period before other income	(517,816)	(75,722)	(593,538)

Other Income
Interest income	6,124	-	6,124
Amortization of premium on loan payable (note 5)	3,435	-	3,435

Net (loss) for the period	$(508,257)	$(75,722)	$(583,979)

Basic and diluted (loss) per share	$(0.03)	$(0.01)	$(0.05)

Weighted average number of common shares outstanding
- Basic and diluted	17,549,397	6,015,975	12,134,882

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in U.S. Dollars)

			Cumulative
		12/9/2004	Period From
		(Inception)	Inception
		to	12/9/2004 to
	October 31,	October 31,	October 31,
	2006	2005	2006
Cash flows used in operating activities
Net loss	$(508,257)	$(75,722)	$(583,979)

Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	448	-	448
Depletion	84,746	-	84,746
Oil and gas property written off or down	242,946	-	242,946
Impairment of oil and gas acquisition cost	-	40,439	40,439
Accredited interest on loan payable (note 5)	21,909		21,909
Amortization of premium on loan payable (note 5)	(3,435)		(3,435)
Change in operating assets and liabilities:
Accounts receivable	(11,733)	-	(11,733)
Other receivable	(1,726)	-	(1,726)
Prepaid expenses and deposit	18,214	(18,214)	-
Accounts payable	513	1,175	1,688
Accrued liabilities	3,000	10,000	13,000
Net cash used in operating activities	(153,375)	(42,322)	(195,697)

Cash flows used in investing activities
Oil and gas property acquisition and exploration costs	(1,527,846)	(259,178)	(1,787,024)
Purchase of computer equipment	(2,041)	-	(2,041)
Net cash used in investing activities	(1,529,887)	(259,178)	(1,789,065)

Cash flows from financing activities
Loan payable (note 5)	2,000,000	-	2,000,000
Proceeds from issuance of common stock	105,000	1,165,060	1,270,060
Net cash from financing Activities	2,105,000	1,165,060	3,270,060

Increase (Decrease) in cash and cash equivalents	421,738	863,560	1,285,298

Cash and cash equivalents, beginning of period	863,560	-	-

Cash and cash equivalents, end of period	$1,285,298	$863,560	$1,285,298

The accompanying notes are an integral part of these financial statements.

LEXARIA CORP.
(An exploration stage company)

NOTES TO THE FINANCIAL STATEMENTS
October 31, 2006
(Expressed in U.S. Dollars)

1. Incorporation and Continuance of Operations

The Company was formed of December 9, 2004 under the laws of the State of Nevada and commenced operations on December 9, 2004. The Company is an exploration stage, independent natural gas and oil company engaged in the exploration, development and acquisition of oil and gas properties in the United states and Canada. The company's entry into the oil and gas business began on February 3, 2005.

The Company has an office in Vancouver, B.C., Canada.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and required additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustment that might result from this uncertainty.

Development Stage Risk and Liquidity

Development Stage Accounting

Lexaria is an exploration and development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States and Canada. On September 23, 2005 the Company acquired a 4% Farmin Interest in a well which is being drilled on a property in Alberta, Canada. The Company also paid a fee of $40,439 to the Department of Petroleum and Energy, Papua, New Guinea for an Application for a Prospecting Petroleum License (APPL). To date no license has been granted (Note 4). The Company has subsequently acquired other working interests in wells in the United States.

Management plans to seek additional capital through private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if the company cannot continue in existence.

Development Stage

Lexaria is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on the Company's prospects are uncertainties inherent in estimating natural gas and oil reserves, future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories: access and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

2. Significant Accounting Policies

(a) Principles of Accounting

These financials statements are stated in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

(b) Revenue Recognition

The Company uses the sales method of accounting for natural gas and oil revenues. Under this method, revenues are recognized upon the passage of title, net of royalties. Revenues from natural gas production are recorded using the sales method. When sales volumes exceed the Company's entitled share, an overproduced imbalance occurs. To the extent the overproduced imbalance exceeds the Company's share of the remaining estimated proved natural gas reserves for a given property, the Company records a liability. At October 31, the Company had no overproduced imbalances.

(c) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As at October 31, 2006, cash equivalents include a short term deposit of $1,000,000.

(d) Concentration of Credit Risk

We place our cash and cash equivalents with high credit quality financial institutions. As of October 31, 2006, we had approximately $1,198,157 (2005: $778,605) in a bank beyond insured limits.

(e) Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the future net revenues from proved reserves, based on current economic and operating conditions.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities.

Cost related to site restoration programs are accrued over the life of the project.

(f) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

(g) Advertising Expenses

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period ended October 31, 2006.

(h) Capital Assets

The Capital asset represents computer equipment which is carried at cost and is amortized over its estimated useful life of 3 years straight-line. Computer equipment is written down to its net realizable value if it is determined that its carrying value exceeds estimated future benefits to the Company.

(i) Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No.128 "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

(j) Foreign Currency Translations

The Company's operations are in the United States of America and it has an office in Canada. It maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense that was acquired in a foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

(k) Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents, accounts receivable, other receivable, accounts payable, accrued liabilities and loan payable. Fair values were assumed to approximate carry values for these financial instruments, except where noted, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company may operate outside the United States of America and thus may have significant exposure to foreign currency risk in the future due to the fluctuation of the currency in which the Company operates and the U.S. dollars.

(l) Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

(m) Long-Lived Assets Impairment

Long-term assets of the Company are reviewed for impairment when circumstances indicate the carrying value may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(n) Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 "Accounting for Asset Retirement Obligations". SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company had no asset retirement obligation as of October 31, 2006.

(o) Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Changes in Stockholders' Equity (Deficiency) and Comprehensive Income. Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

The Company has no elements of "other comprehensive income" for the period ended October 31, 2006.

(p) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from the fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement does not impact the Company's financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based payment." The revised statement eliminates the ability to account for share-based compensation transactions using APB No. 25. This statement instead requires that all share-based payments to employees be recognized as compensation expense in the statement of operations based on their fair value over the applicable vesting period. The provisions of this statement are effective for fiscal years beginning after December 15, 2005. The adoption of this statement does not have an impact on the Company's financial statements.

In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections". This pronouncement replaces APB Opinion 20 "Accounting Changes" and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when that pronouncement does not include specific transition provisions. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle. The prior pronouncement required that most voluntary changes in accounting principle be recognized by including in net income the cumulative effect of changing to the new accounting principle. The effect of this pronouncement is that future accounting changes, generally, will not have an effect on the current period income statement.

The FASB has issued FIN 48 which prescribes rules for the financial statements accounting for uncertainty in income tax positions. FIN 48 requires all material tax positions to undergo a new two-step recognition and measurement process. All material tax positions in all jurisdictions in all tax years in which the statute of limitations remains open upon the initial date of adoption are required to be assessed. The criteria for asset recognition is that it is more likely than not that a tax position will be sustained upon examination based solely on its technical merits. If the recognition standard is not satisfied, then no tax benefit otherwise arising from the tax position can be recorded for financial statement purposes. If the recognition standard is satisfied, the amount of tax benefit recorded for financial statement purposes is the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. FIN 48 is effective for the Company's fiscal 2007 year. The Company does not anticipate the adoption of FIN 48 will have a material impact on the Company's financial position, results of the operations, or cash flows.

3. Capital Stock

(a) Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share.

Share Issuances

Since the commencement of operations of the Company (December 9, 2004) to October 31, 2006, the Company issued 9,766,000 and 7,816,000 common shares at $0.01 and $0.15 per share respectively. The Company has received paid subscriptions for 1,700,000 common shares at $0.15 on October 13, 2005 and for 700,000 common shares at $0.15 on December 8, 2005. Total cash proceeds were $1,270,060 comprising $17,582 for par value shares and $1,252,478 for additional paid in capital. 1,700,000 of the above notes shares were paid for during the fiscal year ended October 31, 2005, but actual share certificates were not issued until December 8, 2005.

The 9,766,000 shares at $0.01 per share were subscribed for by shareholders wishing to participate in the founding of the Company. These subscriptions covered the period from inception to December 23, 2004 with 6,766,000 and 3,000,000 shares being issued on June 9, 2005 and August 23, 2005 respectively.

Subsequent to December 23, 2004, the directors decided that, following the application for the Papua New Guinea petroleum prospecting license on February 3, 2005, which the directors at that time felt the Company had a good chance of being granted, and having reached the decision to participate in the oil and gas exploration sector in general, the directors increased the price for subsequent subscribers to $0.15 per share. Thus all subscription agreements for shares priced at $0.15 per share took place between February 5005 and December 2005.

There were no differences in rights and privileges of the two groups of common stockholders.

4. Oil and Gas Properties

(a) Proved property, Palmetto Point Prospect, Mississippi, USA

On December 21, 2005, the Company agreed to purchase a 20% working and revenue interest in a 10 well drilling program in Mississippi owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and on January 17, 2006 the company paid the remaining $480,000. As of October 31, 2006, four wells were found to be proved wells.

Properties	Cost	Accumulated Depletion	Write down	October 31, 2006	October 31, 2005
Palmetto Point Prospect (4 wells)	$ 280,000	$ (84,746)	$ (32,946)	$ 162,308	$ -

During the fiscal year 2006, the Management of the Company wrote down $32,946 to its recoverable amount in accordance with SFAS No. 144.

(b) Unproved Properties

Properties	Cost	Write off	October 31, 2006	October 31, 2005
$ Strachan Prospect	405,407	$-	$ 405,407	$ 218,739
Palmetto Point Prospect (6 wells)	420,000	(210,000)	210,000	-
Palmetto Point Prospect (2 wells)	140,000	-	140,000	-
Owl Creek Prospect	101,178	-	101,178	-
Owl Creek Prospect (Isbill #1-36)	35,174	(35,174)	-	-
Mississippi and Louisiana	400,000	-	400,000	-
$ Total	1,501,759	$(245,174)	$ 1,256,585	$ 218,739

(1) Strachan Leduc Reef, Alberta, Canada

On September 23, 2005, the Company entered into an agreement to participate in the Strachan Leduc Reef Farm-In in Alberta, Canada. The Company issued a payment of $218,739. (CDN $253,977) for a 4% participation in the costs of Strachan Leduc Reef Farm-In. In addition, on January 9, 2006, the Company paid an amount $57,137, February 51, 2006 paid an amount of $56,511, April 10, 2006 paid an amount of $15,614, June 5, 2006 paid an amount of $38,353 and July 21, 2006 paid an amount of $19,054 to Odin Capital Inc. for required supplemental funds due to well hole problems. The Company will earn on completion, capped or abandoned with respect to the well to be drilled at 14 of 9-38-9-W5M the following:

(i) In the Spacing Unit for the Earning Well:

a. A 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the formation; and

b. A 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee's Interest;

(ii) A 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M; and

(iii) A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base as shown in the schedule attached to the agreement dated September 23, 2005.

At the date of these financial statements drilling is being carried out but is not completed.

As at October 31, 2006, the Company has made accumulated expenditures of $405,407 on its Leduc Farm-in.

(2) Palmetto Point Prospect, Mississippi, USA

On December 21, 2005, the Company agreed to purchase a 20% working and revenue interest in a 10 well drilling program in Mississippi owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and January 17, 2006 the Company paid the remaining $480,000. As of October 31, 2006, four wells were found to be proved wells (within the four wells, the Company wrote down $32,946 to its recoverable amount in accordance with SFAS No. 144), and three wells were written off. One well was written off due to uneconomic life, and the other two wells were written off due to no apparent gas or oil shows present.

On September 22, 2006, the Company elected to participate in additional two well program in Mississippi owned by Griffin & Griffin Exploration and paid $140,000.

(3) Owl Creek Prospect, Oklahoma, USA

On August 3, 2006, the Company agreed to purchase a 7.5% working interest in the Owl Creek Prospect for the purchase price of $100,000. This agreement include the right to participate at a 7.5% working interest in all future wells drilled on a total of 1,080 acres surrounding the Powell #1 and #2, but does not include "dry hole or completion costs" of the future wells. In addition, the Company has the right to participate in any Areas of Mutual Interest that may be acquired by the Owl Creek Prospect participants.

As at October 31, 2006, the Company has made accumulated expenditures of $101,178.

The Company also elected to participate in Isbill #1-36 on August 3, 2006. Isbill #1-36 was abandoned on September 11, 2006, and costs amounted to $35,174 was charged to the income statement.

(4) Mississippi and Louisiana, USA

The Company entered into an Agreement to acquire a working interest in multiple zones of potential oil and gas production in Mississippi and Louisiana. This Agreement contemplates up to a 50 well drill program for Wilcox and Frio wells, at the Company's option, within the defined area of mutual interest (AMI). The AMI includes over 300,000 gross acres located contiguously between Southwest Mississippi and North East Louisiana.

The Company has agreed to pay 40% of all prospect fees, mineral leases, surface leases, and drilling and completion costs to earn a net 32% of all production from all producible zones to the base of the Frio formation (Frio Targets); and, 30% of all production to the base of he Wilcox formation (Wilcox Targets). All working interests will be registered in the name of Lexaria Corp.

The Joint Participation Agreement and Joint Lands Agreements are between Lexaria Corp. and Griffin & Griffin Exploration LLC (G&G) of Jackson, Mississippi.

(5) Papuea New Guinea, USA

On February 3, 2005 the Company made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua New Guinea. The application has not been approved as of October 31, 2006. All costs associated with the application have been expensed as there is no certainty the Company will acquire a Petroleum Prospecting License nor that the funds will be returned if no Petroleum Prospecting License is granted. The Company has written off the application fee in 2005.

5. Loan Payable

On July 31, 2006, the Company made an unsecured loan agreement in the amount of $2,000,000 between four separate shareholders and one arm's length party repayable on demand, but in no event shall demand be made on or before November 30, 2006. However, the Company is entitled to prepay at any time the whole or any part of the principal amount of the loan. The Company agrees to pay the principal amount of the loan on or before November 30, 2006. The loan will not bear interest. The Company calculated the premium on loan payable and the net present value of loan payable by applying 8% interest rate, which was based on a T-bill rate of 4.18% plus a risk premium. Total premium at the date of fund received was $35,150 and is amortized using interest method. The net present value of the loan payable at the date of fund received was $1,964,850. Total premium as of October 31, 2006 was $13,241. The net present value of the loan payable as of October 31, 2006 was $1,986,759. Total interest expense was $21,909. As October 31, 2006, the amortization of premium on loan payable for related parties was $18,474 which was included in the additional paid-in capital, and for non related party was $3,435 which was included in the current period.

6. Income Taxes

The Company's provision for income taxes comprise of the following:

	2006	2005
Current Tax Provision	$ Nil	$ Nil
Deferred Tax Provision	$ Nil	$ Nil
Tax Expense	$ Nil	$ Nil

Rate Reconciliation

Income taxes vary from the amount that would be computed by applying the statutory federal income tax rate of 35% for the following reasons:

	2006	2005
U.S. Federal Statutory Rate	$ (177,890)	$ (26,503)
Change in Valuation Allowance	$ 177,890	$ 26,503
Tax Expenses	$ Nil	$ Nil

The tax effects of temporary differences that give rise to the Company's deferred tax asset (liability) are as follows:

Deferred Tax Assets:	2006	2005
Net Operating Loss Carry forward	$ 26,503	$ Nil
Net Operating Loss	$ 32,183	$ 23,003
Oil and Gas Depletion	$ 29,661	$ Nil
Write off of Oil and Gas Property	$ 111,496	$ Nil
Accruals	$ 4,550	$ 3,500
Valuation Allowance	$ 204,393	$ 26,503
Net Deferred Tax Assets	$(204,393)	$(26,503)
	$ Nil	$ Nil

Changes in the valuation allowance relate primarily to net operating losses, resources expenditures and others which are not currently recognized. The Company has reviewed its net deferred tax assets and has not recognized potential tax benefits arising there from because at this time management believes it is more likely than not that the benefits will not be realized in future year.

For tax purpose, as of October 31, 2006, the Company has operating loss carry forwards of approximately $583,979 which expire in 2025 through 2026

7. Related Party Transactions

In the year ended October 31, 2006, the Company incurred $13,500 (October 31, 2005: $Nil) of consulting fee to its president.

A portion of the loan payable in the amount of $1,591,350 was from the related parties. The interest rate earned on the money paid out was 8%, which was based on a T-bill rate of 4.18% plus a risk premium. The amortization of premium on loan payable in connection with the related parties in the amount of $18,474 was included in the additional paid-in capital.

8. Segmented Information

The Company's business is considered as operating in one segment (North America) based upon the Company's organizational structure, the way in which the operation is managed and evaluated, the availability of separate financial results and materiality considerations. The Company's assets by geographical location are as follows:

Assets by geographical location	2006	2005
Canada	$1,705,757	$1,100,513
United States	1,013,486
Total	$2,719,243	$1,100,513

9. Subsequent Events

On November 9, 2006, the Company has settled existing loan payable of $2 million with its equity. Four million shares, priced at $0.50 per common share; and 4 million warrants, each warrant entitling the holder to purchase one common share at a price of $0.6 valid until November 9, 2009, have been issued to the former debt-holders.

All shares and warrants issued are restricted under applicable securities rules. As at November 9, 2006, Lexaria Corp. has 21,582,000 shares issued and outstanding and 4,000,000 warrants issued and outstanding.

LEXARIA CORP.

(An Exploration Stage Company)

FINANCIAL STATEMENTS

OCTOBER 31, 2005

LEXARIA CORP
(An exploration stage company)
Balance Sheet
As At October 31, 2005
(Expressed in U.S. Dollars)

ASSETS
Current
Cash and cash equivalents	$863,560
Prepaids and Deposits	18,214
Total Current Assets	881,774
Oil and gas properties (Note 4)	218,739

TOTAL ASSETS	$1,100,513

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current
Accounts payable	$1,175
Accrued liabilities	10,000
Total Current Liabilities	11,175

STOCKHOLDERS' EQUITY
Share Capital
Authorized:
75,000,000 common shares with a par value of $0.001 per share
Issued and outstanding:
16,882,000 common shares	15,182

Stock to be issued	1,700

Additional paid-in capital	1.148,178

Deficit accumulated during the exploration stage	(75,722)

Total Stockholders' Equity	1,089,338

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,100,513

The accompanying notes are an integral part of these financial statements

LEXARIA CORP
(An exploration stage company)
Statement of Stockholders' Equity
December 9, 2004 (commencement of operations) to
October 31, 2005
(Expressed in U.S. Dollars)

	Common stock
					Deficit
					accumulated
			Stock	Additional	during	Total
			to be	Paid-in	exploration	Stockholders'
			issued	Capital	stage	Equity
	Shares	Amount	Amount	Amount
Issuance of common stock for
cash at $0.01 per share

Issued June 9, 2005	6,766,000	$6,766	-	$60,894	-	$67,660

Issued August 23, 2005	3,000,000	3,000	-	27,000	-	30,000

Issuance of common stock for
cash at $0.15 per share

Issued June 9, 2005	5,416,000	5,416	-	806,984	-	812,400

Stock to be issued (Note 3 b)	1,700,000	-	$1,700	253,300	-	255,000

Loss for the period	-	-	-	-	(75,722)	(75,722)

Balance October, 31, 2005	16,882,000	$15,182	$1,700	$1,148,178	$(75,722)	$1,089,338

The accompanying notes are an integral part of these financial statements

LEXARIA CORP
(An exploration stage company)
Statement of Operations
December 9, 2004 (commencement of operations) to
October 31, 2005
(Expressed in U.S. Dollars)
Cumulative from commencement of operations (December 9, 2004) to October 31, 2005

Cumulative
from
commencement
of operations
(December 9,
2004) to
October 31,
2005

Expenses
Accounting and auditing	$13,000
Bank charges and exchange loss	147
Consulting	15,000
Legal	3,076
Licences, fees and dues	3,976
Office and miscellaneous	84
Impairment of oil and gas property acquisition cost (Notes 1, 4a)	40,439

Loss for the period	$(75,722)

Loss per share
- basic and diluted	$(0.01)

Weighted average number of common shares outstanding
- basic and diluted	6,109,840

The accompanying notes are an integral part of these financial statements

LEXARIA CORP
(An exploration stage company)
Statement of Cash Flows
December 9, 2004 (commencement of operations) to October 31, 2005
(Expressed in U.S. Dollars)

Cumulative
from
commencement
of operations
(December 9,
2004) to
October 31,
2005

Cash flows used in operating activities
(Loss) for the period	$(75,722)

Adjustment to reconcile net to net cash used in operating activities	40,439
Impairment of oil and gas acquisition cost

Changes in non cash working capital
Prepaids and deposits	(18,214)
Accounts payable	1,175
Accrued liabilities	10,000
(42,322)

Cash flows from investing activities
Oil and gas property acquisition and exploration costs - Alberta	(218,739)
Oil and gas property acquisition cost - New Guinea	(40,439)
(259,178)
Cash flows from financing activities
Proceeds from issuance of common stock	1,165,060

Net Increase In Cash	$863,560
Cash position, beginning of period	-

Cash and cash equivalents, end of period	$863,560

Supplemental Cash flow disclosure
Non-cash investing activities	-
Non-cash financing activities	-
Cash paid for interest	-

The accompanying notes are an integral part of these financial statements

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

1. Incorporation and Continuance of Operations

The Company was formed of December 9, 2004 under the laws of the State of Nevada and commenced operations on December 9, 2004. The Company is an exploration stage, independent natural gas and oil company engaged in the acquisition, development and exploration of oil and gas properties in New Guinea and Alberta, Canada. The company's entry into the oil & gas business began on February 3, 2005.

The Company has an office in Vancouver, Canada.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred an operating loss and requires additional funds to maintain its operations. Management's plans in this regard are to raise equity financing as required.

These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustment that might result from this uncertainty.

The Company has not generated any operating revenues to date.

Development Stage Risk and Liquidity

Development Stage Accounting

Lexaria Is a development stage enterprise engaged in the exploration for and production of natural gas and oil in Alberta, Canada. On September 23, 2005 the Company acquired a 4% Farmin Interest in a well which is being drilled on a property in Alberta, Canada. As of the first fiscal period ended October 31, 2005, the Company has incurred a cost of $218,738 for its share of the expected drilling cost of the first hole. The Company also paid a fee of $40,439 to the Department of Petroleum and Energy, Papua, New Guinea for an Application for a Prospecting Petroleum License (APPL). To date no license has been granted. (Note 4)

Management plans to seek additional capital through private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary if the company cannot continue in existence.

Development Stage

Lexaria is subject to several categories of risk associated with its development state activities. Natural gas and oil exploration and production is a speculative business and involves a high degree of risk. Among the factors that have a direct bearing on the Company's prospects are uncertainties inherent in estimating natural gas and oil reserves, future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories: access and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

2. Significant Accounting Policies

(a) Principles of Accounting

These financials statements are stated in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

(b) Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of October 31, 2005, cash and cash equivalents consist of cash only.

(c) Oil and Gas Properties

The Company utilizes the full cost method to account for its investment in oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including such costs as leasehold acquisition costs, capitalized interest costs relating to unproved properties, geological expenditures, tangible and intangible development costs including direct internal costs are capitalized to the full cost pool. As of October 31, 2005, the Company has no properties with proven reserves. When the Company obtains proven oil and gas reserves, capitalized costs, including estimated future costs to develop the reserves and estimated abandonment costs, net of salvage, will be depleted on the units-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects including capitalized interest, if any, are not amortized until proved reserves associated with the projects can be determined. If the future exploration of unproved properties are determined uneconomical the amount of such properties are added to the capitalized cost to be amortized. As of October 31, 2005, all of the Company's oil and gas properties were unproved and were excluded from amortization. At October 31, 2005, management believes none of the Company's unproved oil and gas properties reflected on the balance sheet were considered impaired.

The capitalized costs included in the full cost pool are subject to a "ceiling test", which limits such costs to the aggregate of the estimated present value, using a ten percent discount rate of the future net revenues from proved reserves, based on current economic and operating conditions.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in the statement of operations.

Exploration activities conducted jointly with others are reflected at the Company's proportionate interest in such activities.

Costs related to site restoration programs are accrued over the life of the project.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

(d) Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

(e) Advertising Expenses

The Company expenses advertising costs as incurred. There were no advertising expenses incurred by the Company for the period ended October 31, 2005.

(f) Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. The Company has adopted SFAS No.128 "Earnings Per Share". Diluted loss per share is equivalent to basic loss per share because there are no dilutive securities.

(g) Foreign Currency Translations

The Company's operations are in the United States of America and it has an office in Canada. It maintains its accounting records in U.S. Dollars, as follows:

At the transaction date, each asset, liability, revenue and expense that was acquired in a foreign currency is translated into U.S. dollars by the use of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are remeasured by using the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations. All cash balances are held in US dollars and no foreign exchange currency translation is required.

(h) Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair value. These financial instruments include cash and cash equivalents, accounts payable and accrued liabilities. Fair values were assumed to approximate carrying values for these financial instruments, except where noted, since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. Management is of the opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The Company may operate outside the United States of America and thus may have significant exposure to foreign currency risk due to the fluctuation of the currency in which the Company operates and the U.S. dollars.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

(i) Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109. "Accounting for Income Taxes". Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

(j) Long-Lived Assets Impairment

Long-term assets of the Company are reviewed for impairment when circumstances indicate the carrying value may not be recoverable in accordance with the guidance established in Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the impairment or Disposal of Long-Lived Assets. For assets that are to be held and used, an impairment loss is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, Fair values are determined based on discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

(k) Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of SFAS 143 "Accounting for Asset Retirement Obligations". SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company had no asset retirement obligation as of October 31, 2005.

(l) Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders' Equity (Deficiency). Comprehensive income comprises equity except those resulting from investments by owners and distributions to owners.

The Company has no elements of "other comprehensive income" for the period ended October 31, 2005.

(m) New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29". SFAS No. 153 eliminates the exception from the fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. This statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement does not impact the Company's financial statements.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

(m) New Accounting Pronouncements (Cont'd)

In December 2004, The FASB issued SFAS No. 123(R), "Share-Based payment." The revised statement eliminates the ability to account for share-based compensation transactions using APB No. 25. This statement instead requires that all share-based payments to employees be recognized as compensation expense in the statement of operations based on their fair value over the applicable vesting period. The provisions of this statement are effective for fiscal years beginning after December 15, 2005. The adoption of this statement does not have an impact on the Company's financial statements.

In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections". This pronouncement replaces APB Opinion 20 "Accounting Changes" and SFAS 3, "Reporting Accounting Changes in Interim Financial Statements" and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement when that pronouncement does not include specific transition provisions. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle. The prior pronouncement required that most voluntary changes in accounting principle be recognized by including in net income the cumulative effect of changing to the new accounting principle. The effect of this pronouncement is that future accounting changes, generally, will not have an effect on the current period income statement.

3. Capital Stock

(a) Authorized Stock

The Company has authorized 75,000,000 common shares with a par value of $0.001 per share.

(b) Share Issuances

Since the commencement of operations of the Company (December 9, 2004) to October 31, 2005, the Company issued 9,766,000 and 5,416,000 common shares at $0.01 and $0.15 per share respectively and the Company has received paid subscriptions for 1,700,000 common shares at $0.15 on October 13, 2005. Total cash proceeds were $1,165,060 comprising $16,882 for par value shares and $1,148,178 for additional paid in capital. 1,700,000 of the above noted shares were paid for during the fiscal year ended October 31, 2005, but actual share certificates were not issued until December 8, 2005.

The 9,766,000 shares at $0.01 per share were subscribed for by shareholders wishing to participate in the founding of the Company. These subscriptions covered the period from inception to December 23, 2004 with 6,766,000 and 3,000,000 shares being issued on June 9, 2005 and August 23, 2005 respectively.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

(b) Share Issuances (Cont'd)

Subsequent to December 23, 2004, the directors decided that, following the application for the Papua New Guinea petroleum prospecting license on February 3, 2005, which the directors at that time felt the Company had a good chance of being granted, and having reached the decision to participate in the oil and gas exploration sector in general, the directors increased the price for subsequent subscribers to $0.15 per share. Thus all subscription agreements for shares priced at $0.15 per share took place between February 5005 and December 2005.

There were no differences in rights and privileges of the two groups of common stockholders.

4. Oil and Gas Properties

(a) On February 3, 2005 the Company made an application for a Petroleum Prospecting License (APPL 264) to the Department of Petroleum and Energy, Papua New Guinea. The application has not been approved as of October 31, 2005. Per correspondence dated October 21, 2005 received by the Company from the government of Papua New Guinea (the Department of Petroleum and Energy, Petroleum Division) the Company was informed that its application was found to compete with an application of another unrelated company. Consequently the Company is not likely to be granted a license. As at October 31, 2005 and January 25, 2006, the Company has been unable to determine if all or a portion of its application fee is refundable or whether it can be applied to a new application. All costs associated with the application have been expensed as there is no certainty the company will acquire a Petroleum Prospecting License nor that the funds will be returned if no Petroleum Prospecting License is granted.

(b) On September 23, 2005, the Company entered into an agreement to participate in the Strachan Leduc Reef Farm-In in Alberta, Canada. The Company issued a payment of $218,738.26 (CDN $253,977) for a 4% participation in the costs of Stachan Leduc Reef Farm-In. The Company will earn on completion, capped or abandoned with respect to the well to be drilled at 14 of 9-38-9-W5M the following:

(i) In the Spacing Unit for the Earning Well:

a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the formation; and

a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of the Farmee's Interest;

(ii) A 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M; and

(iii) A 1.289% interest in the rights below the base of the Shunda formation in Sections 15 and 16, Township 38, Range 9W5M down to the base as shown in the schedule attached to the agreement dated September 23, 2005.

At the date of these financial statements drilling is being carried out but is not completed.

On January 9, 2006, the Company paid an amount of $57,135.20 to Odin Capital Inc. for required supplemental funds due to well hole problems.

LEXARIA CORP
(An exploration stage company)
Notes to the Financial Statements
October 31, 2005
(Expressed in U.S. Dollars)

(c) On December 21, 2005, the Company agreed to purchase a 20% working and revenue interest in a drilling program owned by Griffin & Griffin Exploration for $700,000. Concurrent with signing the Company paid $220,000 and January 17, 2006 the company paid the remaining $480,000.

5. Related party transactions

There were no related party transactions during the fiscal period ended October 31, 2005.

6. Segmented Information

During the period ended October 31, 2005, the Company applied for a Petroleum Prospecting License in Papua, New Guinea (Note 4a). As at January 25, 2006 no license had been granted and the Company chose to expense the application fee of $40,439 as there is no certainty of either obtaining a license or a refund. Consequently, as at October 31, 2005, the Company operates in a single jurisdiction, being Alberta, Canada, and a single business segment, being oil and gas exploration.

7. Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have incurred net operating losses of approximately $75,222, that will expire in 2025. Pursuant to SFAS No. 109 we are required to compute tax assets benefits for net operating loss carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at October 31, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below

October 31, 2005
Net loss	$75,222

U.S. Federal Statutory Rate	35%
Deferred tax asset	26,328
Valuation Allowance	(26,328)
Net deferred tax asset	$-

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and prospectus, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the Securities and Exchange Commission's public reference room. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lexaria Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until __________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.